UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Build-A-Bear Workshop, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Build-A-Bear Workshop, Inc.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

April 8, 2011

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Build-A-Bear Workshop, Inc. to be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 on Thursday, May 12, 2011, at 10:00 a.m. Central Time. For your reference, directions for our annual meeting site are provided at Appendix A to this proxy statement.

At the meeting, you will be asked to elect three Directors; ratify the appointment of KPMG LLP as our independent registered public accounting firm for our current fiscal year; approve, by non-binding vote, executive compensation; recommend, by non-binding vote, the frequency of executive compensation votes; and transact such other business as may properly come before the meeting.

The formal Notice of Annual Meeting of Stockholders and proxy statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting. Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the annual meeting. You may vote via the Internet, as well as by telephone or by mailing the proxy card. Please review the instructions with the proxy card regarding each of these voting options.

Thank you for your continued support of, and interest in, Build-A-Bear Workshop. I look forward to seeing you at the annual meeting.

Sincerely,

Maxine Clark
Chairman and Chief Executive Bear

Build-A-Bear Workshop, Inc.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 12, 2011

The 2011 Annual Meeting of Stockholders of BUILD-A-BEAR WORKSHOP, INC., a Delaware corporation (the “Company” or “Build-A-Bear Workshop”), will be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114, on Thursday, May 12, 2011, at 10:00 a.m. Central Time, to consider and act upon the following matters:

1. to elect three Directors;

2. to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year;

3. to approve, by non-binding vote, executive compensation;

4. to recommend, by non-binding vote, the frequency of executive compensation votes; and

5. to transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 30, 2011 (the “Record Date”) are entitled to notice of and to vote at the annual meeting. At least ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either (i) complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope, or (ii) vote electronically via the Internet or telephone as described in greater detail in the proxy statement. Returning the enclosed proxy, voting electronically, or voting telephonically will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Tina Klocke
Chief Operations and Financial Bear, Treasurer and Secretary

EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR THE INTERNET, OR EXECUTE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A RETURN ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. TELEPHONE AND INTERNET VOTING INFORMATION IS PROVIDED ON YOUR PROXY CARD. SHOULD YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

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BUILD-A-BEAR WORKSHOP, INC.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

2011 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Build-A-Bear Workshop, Inc., a Delaware corporation (the “Company” or “Build-A-Bear Workshop”), to be voted at the 2011 Annual Meeting of Stockholders of the Company and any adjournment or postponement of the meeting. The meeting will be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114, on Thursday, May 12, 2011, at 10:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. For your reference, directions to our annual meeting site are provided at Appendix A to this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 12, 2011

The Company’s proxy statement, annual report on Form 10-K for the 2010 fiscal year and summary Annual Report to Stockholders are available at https://materials.proxyvote.com/120076.

ABOUT THE MEETING

Why Did I Receive This Proxy Statement?

Because you were a stockholder of the Company as of March 30, 2011 (the “Record Date”) and are entitled to vote at the annual meeting, the Board of Directors is soliciting your proxy to vote at the meeting.

This proxy statement summarizes the information you need to know to vote at the meeting. This proxy statement and form of proxy were first mailed to stockholders on or about April 8, 2011.

What Am I Voting On?

You are voting on four items:

(a) the election of three Directors;

(b) the ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2011;

(c) the approval, by non-binding vote, of executive compensation; and

(d) the recommendation, by non-binding vote, of the frequency of executive compensation advisory votes.

How Do I Vote?

Stockholders of Record: If you are a stockholder of record, there are four ways to vote:

•	by toll-free telephone at 1-866-540-5760;

•	by Internet at http://www.proxyvoting.com/bbw;

•	by completing and returning your proxy card in the postage-paid envelope provided; or

•	by written ballot at the meeting.

Street Name Holders: Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

Please note that brokers may no longer use discretionary authority to vote shares on the election of directors or on executive compensation matters if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Regardless of how your shares are registered, if you complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.

What is the Deadline for Voting via Internet or Telephone?

Internet and telephone voting for stockholders of record is available through 11:59 p.m. Eastern Time on Wednesday, May 11, 2011 (the day before the annual meeting).

What Are the Voting Recommendations of the Board of Directors?

The Board recommends the following votes:

(a) FOR election of each of the three nominees as Directors;

(b) FOR ratification of the appointment of KPMG LLP as independent registered public accounting firm for fiscal 2011;

(c) FOR the non-binding approval of executive compensation; and

(d) ONE YEAR on the proposal recommending the frequency of advisory votes on executive compensation.

Unless you give contrary instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board of Directors.

Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to Maxine Clark and Tina Klocke to vote on such matters in their discretion.

Who Is Entitled to Vote at the Meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How Many Votes Do I Have?

You will have one vote for every share of Build-A-Bear Workshop common stock you owned on the Record Date.

How Many Votes Can Be Cast by All Stockholders?

19,602,513, consisting of one vote for each share of Build-A-Bear Workshop common stock outstanding on the Record Date. There is no cumulative voting.

How Many Votes Must Be Present to Hold the Meeting?

The holders of a majority of the aggregate voting power of Build-A-Bear Workshop common stock outstanding on the Record Date, or 9,801,257 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.

If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What Vote Is Required to Approve Each Proposal?

In the election of Directors (Proposal 1), the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. A proxy that has properly withheld authority with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

For the proposals to (i) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 2) and (ii) approve, by non-binding vote, executive compensation (Proposal 3), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to these proposals will be counted for the purposes of determining the number of shares entitled to vote that are present in person or by proxy. Accordingly, an abstention will have the effect of a “no” vote.

The frequency of the advisory vote on executive compensation (Proposal 4) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will therefore have no effect on such vote.

Please vote your proxy so your vote can be counted. This is particularly important since brokers may no longer use discretionary authority to vote shares on the election of directors or on executive compensation matters if they have not received instructions from their clients. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to the matter.

Can I Change My Vote?

Yes. Just send in a new proxy card with a later date, cast a new vote by telephone or Internet, or send a written notice of revocation to the Company’s Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy not be used.

How Can I Access the Company’s Proxy Materials and Annual Report Electronically Online?

This proxy statement and the 2010 annual report are available at https://materials.proxyvote.com/120076. We encourage you to enroll at www.bnymellon.com/shareowner/isd in order to have the ability to receive future proxy statements and annual reports electronically. By electing to receive these documents electronically, you can save the Company the cost of producing and mailing paper copies of these documents in the event the Company decides to electronically deliver such documents.

Who Can Attend the Annual Meeting?

Any Build-A-Bear Workshop stockholder as of the Record Date may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

If you return a proxy card without indicating your vote, your shares will be voted as follows: (i) FOR the three nominees for Director named in this proxy statement (Proposal 1); (ii) FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for fiscal 2011 (Proposal 2); (iii) FOR approval, by non-binding resolution, of executive compensation (Proposal 3): (iv) ONE YEAR on the proposal recommending the frequency of advisory votes on executive compensation (Proposal 4); and (v) in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment of the meeting (Proposal 5).

Proof of ownership of Build-A-Bear Workshop stock, as well as a valid form of personal identification (with picture), must be presented in order to attend the annual meeting.

What is “Householding” of Proxy Materials?

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. The Company will deliver, promptly upon request, a separate copy of the proxy statement to any stockholder who is subject to householding. You can request a separate proxy statement by writing to the Company at Build-A-Bear Workshop, Inc., Attention: Investor Relations, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 or by calling the Company at (314) 423-8000. Once you have received notice from your broker or the Company that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Build-A-Bear Workshop, Inc., Attention: Investor Relations, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 or by calling the Company at (314) 423-8000.

Who Pays for the Solicitation of Proxies?

The Company will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company’s officers, Directors and employees, without special compensation for such activities.

VOTING SECURITIES

On the Record Date, there were 19,602,513 outstanding shares of the Company’s common stock (referred to herein as “shares”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of the Company’s shares as of March 30, 2011 (unless otherwise noted) by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares, (ii) each Director and Director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all executive officers and Directors of the Company as a group. The table includes shares that may be acquired within 60 days of March 30, 2011 upon the exercise of stock options by employees or outside Directors and shares of restricted stock. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns. Except as indicated below, the address of each person or entity listed is c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. For the beneficial ownership of the stockholders owning 5% or more of the shares, the Company relied on publicly available filings and representations of the stockholders.

Name of Beneficial Owner	Amount and Nature of Shares of Common Stock Beneficially Owned(18)(19)	Percentage of Class
Maxine Clark and affiliates(1)	2,332,495	11.8%
BML Investment Partners, L.P. and affiliates(2)	2,199,600	11.2%
Crescendo Partners and affiliates(3)	1,409,304	7.2%
Dimensional Fund Advisors LP(4)	1,343,743	6.9%
Paradigm Capital Management, Inc.(5)	1,252,000	6.4%
Tina Klocke(6)	269,314	1.4%
Eric Fencl(7)	143,359	*
John Haugh(8)	114,750	*
David Finnegan(9)	68,690	*
Coleman Peterson(10)	60,875	*
Louis Mucci(11)	57,343	*
Mary Lou Fiala(12)	57,086	*
James M. Gould(13)	55,322	*
William Reisler(14)	48,999	*
Katherine Savitt(15)	40,987	*
Virginia H. Kent(16)	11,412
All Directors and executive officers as a group (13 persons)(17)	3,327,934	16.7%

*	Less than 1.0%.

(1)	Represents 85,681 shares owned directly by Ms. Clark, 37,402 shares owned indirectly through her husband, 241,351 shares of restricted stock, and 1,778,783 shares held by Smart Stuff, Inc. Ms. Clark controls the voting and/or investment power for the shares held by Smart Stuff, Inc. as its president and sole stockholder. Smart Stuff, Inc. was issued membership interests in the predecessor entity to the Company in 1997 in conjunction with the original founding of the business by Ms. Clark. Also includes vested options to purchase 189,278 shares with exercise prices ranging from $5.11 to $34.65.

(2)	Represents 2,099,600 shares held by BML Investment Partners, L.P. (“BML”), with respect to which BML and Braden M. Leonard share voting and dispositive power, and 100,000 shares held by Mr. Leonard with respect to which he has sole voting and dispositive power. The principal address of BML and Mr. Leonard is 65 E. Cedar—Suite 2, Zionsville, Indiana 46077. All information regarding ownership by BML is based solely on a Form 13G filed by BML and Mr. Leonard on February 11, 2011.

(3)

Represents shares held by Crescendo Partners II, L.P., Series BB (“Crescendo Partners II”), Crescendo Investments II, LLC (“Crescendo Investments II”), (collectively, the “Crescendo Entities”), and Eric Rosenfeld. Crescendo Investments II is the general partner of Crescendo Partners II and they both have sole voting and dispositive power with respect to 1,409,304 shares. Mr. Rosenfeld is the managing member of Crescendo Investments II and, accordingly, has the sole voting and dispositive power with respect to the total of 1,409,304 shares owned by Crescendo Partners II. Crescendo Investments II and Mr. Rosenfeld disclaim beneficial ownership of the shares held by Crescendo Partners II, except to the extent of their pecuniary interest therein. The principal address of Mr. Rosenfeld and the Crescendo Entities is 825 Third Avenue, 40th Floor, New York, NY 10022. All information regarding ownership by the Crescendo Entities is based solely on a Form 13D filed by Mr. Rosenfeld and the Crescendo Entities on January 28, 2011.

(4)	Represents 1,343,743 shares held by Dimensional Fund Advisors LP (“Dimensional”), with respect to which Dimensional has sole dispositive power, and includes 1,296,144 shares to which Dimensional has sole voting power. The principal address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. All information regarding ownership by Dimensional is based solely on a Form 13G filed by Dimensional on February 11, 2011.

(5)	Represents 1,252,000 shares held by Paradigm Capital Management, Inc. (“Paradigm”), with respect to which Paradigm has sole voting and dispositive power. The principal address of Paradigm is Nine Elk Street, Albany, New York 12207. All information regarding ownership by Paradigm is based solely on a Schedule 13G filed by Paradigm on February 14, 2011.

(6)	Represents 83,886 shares of common stock (including 300 shares owned by Ms. Klocke’s spouse and 200 shares held in trust for the benefit of Ms. Klocke’s children), 88,106 restricted shares, and vested options to purchase 97,322 shares with exercise prices ranging from $5.11 to $34.65.

(7)	Represents 15,896 shares of common stock, 113,371 restricted shares, and vested options to purchase 14,092 shares with exercise prices ranging from $5.11 to $6.59.

(8)	Represents 12,377 shares of common stock, 73,102 restricted shares, and vested options to purchase 29,271 shares with exercise prices ranging from $4.41 to $6.59.

(9)	Represents 6,094 shares of common stock, 49,535 restricted shares, and vested options to purchase 13,061 shares with exercise prices ranging from $5.11 to $34.65.

(10)	Represents 48,836 shares of common stock and 12,039 shares of restricted stock.

(11)	Represents 45,304 shares of common stock and 12,039 shares of restricted stock.

(12)	Represents 45,047 shares of common stock and 12,039 shares of restricted stock.

(13)	Represents 43,283 shares of common stock and 12,039 shares of restricted stock.
Mr. Gould has pledged 43,283 shares to U.S. Bank, N.A. as security for a loan.

(14)	Represents 36,960 shares of common stock and 12,039 shares of restricted stock.

(15)	Represents 28,948 shares of common stock and 12,039 shares of restricted stock.

(16)	Represents 11,412 shares of restricted stock.

(17)	Includes all Directors and executive officers who own a total of 683,035 shares of restricted stock and vested options to purchase a total of 370,024 shares of common stock. Shares owned by Mr. Ebsworth, a Director Emeritus, are not included.

(18)	Other than as indicated, no Director or Named Executive Officer beneficially owns shares that are pledged as security.

(19)	Share numbers include restricted stock granted to Named Executive Officers on March 22, 2011 at a closing price of $6.21.

PROPOSAL NO. 1. ELECTION OF DIRECTORS

The Company’s Board of Directors presently has eight members, divided into three classes as nearly equal in number as possible. The classes have staggered three-year terms. As a result, only one class of Directors is elected at each annual meeting of our stockholders. Maxine Clark, Virginia Kent and Louis Mucci are Class I Directors, and their terms will expire at the 2011 annual meeting. Coleman Peterson, William Reisler, and Katherine Savitt are Class II Directors, and their terms will expire at the 2012 annual meeting. Mary Lou Fiala and James M. Gould are Class III Directors, and their terms will expire at the 2013 annual meeting. Currently, all our Directors hold office until the annual meeting of stockholders at which their term expires or until their successors are duly elected and qualified. However, due to increased time commitment associated with her role as Chief Executive Officer of Lockerz, LLC, Katherine Savitt has indicated that she intends to resign as a Director, effective at the 2011 annual meeting. The Nominating and Corporate Governance Committee of the Board of Directors has commenced a search for a nominee with the background and experience that would complement the strengths of the existing directors as well as those characteristics described in the Section entitled “Selection of Nominees for the Board of Directors”. That search, which is expected to be conducted with the assistance of an executive recruiting firm, is ongoing. After the 2011 annual meeting and until the nomination of a new director, the number of directors on the Board of Directors will be seven.

Under our Corporate Governance Guidelines, a Director may not stand for election or re-election after reaching the age of 73. Barney Ebsworth did not stand for re-election at the 2006 Annual Meeting, and serves the Company as Director Emeritus.

A Director Emeritus is not permitted to vote on matters brought before the Board of Directors or any Board committee and is not counted for the purposes of determining whether a quorum of the Board or a Board committee is present. A Director Emeritus is not compensated for his or her services.

The Nominating and Corporate Governance Committee nominated the Class I Directors, Maxine Clark, Virginia Kent and Louis Mucci to be re-elected to serve until the 2014 annual meeting of stockholders or until their successors are duly elected and qualified. As noted below, Ms. Clark and Mr. Mucci have served on our Board of Directors for several years. Ms. Kent, who was appointed to the Board of Directors in November 2010, was recommended to the Board by a third party search firm.

The Board of Directors Unanimously Recommends a Vote “FOR” the Named Nominees

Proxies cannot be voted for a greater number of persons than the number of nominees named herein. Unless otherwise specified, all proxies will be voted in favor of the three nominees listed herein for election as Directors.

The Board has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or for good cause will not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes present in person or by proxy and entitled to vote at the meeting.

DIRECTORS

Set forth below are the names, ages, positions and brief accounts of the business experience for each of our Directors as of March 30, 2011. The biographies of each of the nominees and continuing directors below contains information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees and continuing directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Class I Directors — Up for Re-Election

Maxine Clark, 62, has been our Chief Executive Bear since she founded the Company in 1997. She was our President from our inception in 1997 to April 2004, and has served as Chairman of our Board of Directors since our conversion to a corporation in April 2000. She was initially elected to our Board of Directors pursuant to the terms of a stockholders’ agreement which terminated upon the closing of the Company’s initial public offering in 2004. Ms. Clark was re-elected at our 2005 and 2008 annual meetings of stockholders. Prior to founding Build-A-Bear Workshop, Ms. Clark was the President of Payless ShoeSource, Inc. from 1992 until 1996. Before joining Payless, Ms. Clark spent over 19 years in various divisions of The May Department Stores Company in areas including merchandise development, merchandise planning, merchandise research, marketing and product development. Ms. Clark serves on the Board of Trustees of Washington University in St. Louis and on the Board of Directors of Barnes-Jewish Hospital in St. Louis and the St. Louis Regional Educational and Public Television Commission (KETC/Channel 9 Public Television). Ms. Clark is Past Chair of Teach for America-St. Louis and a member of its national Board. She is a past trustee of the International Council of Shopping Centers and is a member of its Nominating Committee. She is also a member of the Committee of 200, an organization for women entrepreneurs around the world. Ms. Clark has a bachelor’s degree from the University of Georgia and an Honorary Doctor of Laws from Saint Louis University.

Ms. Clark has extensive leadership and executive experience in the retail industry, which includes founding and leading Build-A-Bear Workshop. She has nearly 40 years experience in the areas of marketing, merchandising, store operations, digital technology, entertainment, strategic planning, and real estate. With this experience, along with her prior service on the Board of Directors of another publicly traded retail company, The JCPenney Company, she brings to the Build-A-Bear Workshop Board of Directors highly relevant and valuable insights and perspectives on all aspects of the Company’s retail and entertainment business.

Virginia Kent, 56, was appointed to the Board of Directors at a regular Board meeting on November 17, 2010. Since 2002, Ms. Kent has been an independent management consultant advising clients on a variety of business issues with primary focus on marketing strategy, global branding, and product development. She also served as Acting Chief Executive Officer of UniRush, LLC, a financial services company, from 2005 through 2007. From 1999-2002, she served as President and Chief Executive Officer of Reflect.com, an online customized beauty products business which was spun out of The Procter & Gamble Company. Ms. Kent assumed the Reflect.com position after spending approximately 20 years in the toy industry, where her last position was President, U.S. Toy Group at Hasbro, Inc., a $1 billion division of the number two worldwide toy and game company. Her career included a broad range of executive positions, including President of Global Brands and Product Development with that company and a succession of management positions in its Tonka and Kenner Products subsidiaries. She started her professional career in brand management at The Procter & Gamble Company. Ms. Kent holds an undergraduate degree in Mathematics and Economics from Wellesley College, and a Masters in Business Administration from University of Michigan. She serves as a director of The Timberland Company, a global developer and marketer of outdoor boots, clothing and accessories, where she has chaired its Management Development and Compensation Committee and its Governance and Nominating Committee. Ms. Kent and her husband reside in Cincinnati, Ohio. They have one daughter.

As an executive with extensive background in the development, manufacture, marketing and sale of toys and consumer products, Ms. Kent has deep experience in the areas of merchandising, marketing, branding, strategic planning, and operations. Through her longstanding service as a director of another public company, The Timberland Company, she also brings valuable insights and perspectives regarding corporate governance, executive compensation, and succession planning to the Build-A-Bear Workshop Board of Directors.

Louis Mucci, 69, was originally appointed to the Board at a regular Board meeting on November 17, 2004, and then he was re-elected at our 2005 and 2008 annual meetings of stockholders. Since June 2007, Mr. Mucci has served as an advisor to the Board of Directors of Ruby’s Tequilas, a restaurant company. From February 2007 until June 2009, Mr. Mucci was a senior advisor to SMH Capital investment banking group, a company with shares registered pursuant to Section 12 of the Securities Exchange Act of 1934. He held the position of Chief Financial Officer at BJ’s Restaurants, Inc., a public company, and served on that company’s Board of Directors from May 2002 until September 2005. Mr. Mucci also served as an advisor to the Board of Directors of BJ’s Restaurants until December 31, 2008. He retired from PricewaterhouseCoopers LLP in 2001 after 25 years as a partner with the firm. Mr. Mucci’s most recent position at Pricewaterhouse- Coopers was Chairman of the West Coast Retail Group. In this role he served on the firm’s National Retail Executive Committee. Mr. Mucci had also served as the West Coast Personnel and Business Development partner. He led several quality control reviews of various offices within Pricewater- houseCoopers and has extensive securities experience, including initial public offerings, registration statements and other filings, and correspondence and dialog with the Securities and Exchange Commission. He also has significant litigation support experience in acting as an accounting expert witness for his clients. Mr. Mucci holds a Bachelors of Science degree from California State University, Los Angeles, where he received the Distinguished Alumni Award from the Accounting Department and the School of Business Economics. Mr. Mucci is a member of the American Institute of Certified Public Accountants, the California State Society of Certified Public Accountants and the Retail Executive Forum.

Mr. Mucci obtained extensive financial and accounting expertise while serving as a partner of an independent accounting firm. During his tenure as Chief Financial Officer of a publicly traded restaurant company, he gained additional financial and accounting expertise in addition to store operations, human resources, workers compensation, insurance, corporate administration, and strategic planning experience. Mr. Mucci brings extensive financial expertise to the Build-A-Bear Workshop Board of Directors and qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. In addition, given his experience with other consumer-focused businesses, Mr. Mucci provides valuable insights and perspectives regarding the financing and operation of the Company’s business.

Class II Directors — Terms Expiring in 2012

Coleman Peterson, 62, was appointed to the Board of Directors at a regular Board meeting on November 10, 2005, and then he was re-elected at our 2006 and 2009 annual meetings of stockholders. He was appointed as our Lead Independent Director in May 2009. Mr. Peterson is President and Chief Executive Officer of Hollis Enterprises LLC, a human resources consulting firm, which he founded in 2004 following his retirement from Wal-Mart Stores, Inc. Mr. Peterson served as the Executive Vice-President of People at Wal-Mart from 1994 to 2004. Prior to joining Wal-Mart in 1994, Mr. Peterson spent 16 years with Venture Stores, with his last role being the Senior Vice-President of Human Resources. Mr. Peterson holds an undergraduate degree in English literature and a master’s degree in Industrial Relations from Loyola University of Chicago. Mr. Peterson serves on the Board of Directors of J.B. Hunt Transportation, Inc., a publicly traded entity, and previously served as a director of The Service Master Company and Knockout Holdings, Inc. He served as the Chairman of the Board of Trustees of Northwest Arkansas Community College. He formerly served on the Executive Committee of the National Association for the Advancement of Colored People (“NAACP”) and also served as Treasurer of the NAACP Special Contributions Fund. Mr. Peterson resides in Hilton Head, South Carolina with his wife. They have a daughter and a son.

As a human resources executive for retail companies and Chief Executive Officer of a human resources consulting firm and through his service on the board of directors of other publicly traded companies, Mr. Peterson obtained extensive expertise in the areas of human resources, succession planning, retailing, store operations, strategic planning, and corporate governance. He brings to the Build-A-Bear Workshop Board of Directors skills and talents to help the Company develop its compensation programs, manage its human resources, oversee succession planning, and operate its retail business.

William Reisler, 54, was initially elected to our Board of Directors pursuant to the terms of a stockholders’ agreement which terminated upon the closing of our initial public offering in 2004, and then he was re-elected at our 2006 and 2009 annual meetings of stockholders. Mr. Reisler has served on our Board of Directors since our conversion to a corporation in April 2000, and he served on an advisory board to our predecessor entity prior to that time. Mr. Reisler is Managing Partner of Consumer Growth Partners, a private equity sponsor focused on specialty retail and branded consumer companies. He has over 25 years of experience in private equity and venture capital. He was a co-founder of Kansas City Equity Partners which, with affiliates, grew to over $3 billion in assets. Previously, he worked in new product development at Hallmark Cards, Inc. and strategic planning for Sprint Corporation. He serves as a Director of four private companies: B Cellars, a boutique winery; Baskins, an apparel retail chain; Wild Things Gear, a designer of high-end outdoor apparel; and Three Dog Bakery, a manufacturer of all natural dog treats and food. He serves as an Executive Committee Member for Peruvian Connection, a leading luxury apparel lifestyle brand. Within the civic community he currently serves as a Chairman of the Board of the Kansas City Arts Incubator. Mr. Reisler, his wife and two sons reside in Kansas City, Missouri.

As Managing Partner of a private equity sponsor that focuses on specialty consumer growth companies, Mr. Reisler has extensive financial, merchandising, marketing, store operations, real estate, and strategic planning experience. He also obtained new product development experience during his tenure at Hallmark Cards and strategic planning experience at Sprint. As a result, he brings to the Build-A-Bear Workshop Board of Directors insights and perspectives on financing issues and innovative ideas about delivering new and exciting products and experiences to our Guests.

Class II Director — Intends to Resign on Date of 2011 Annual Meeting of Stockholders

Katherine Savitt, 47, was appointed to the Board of Directors at a regular Board meeting on February 27, 2009 and was re-elected to our Board at our 2009 annual meeting of stockholders. Ms. Savitt is the Chief Executive Officer and a director of Lockerz, LLC, an internet start-up that is building a next generation social network, entertainment and shopping platform for 15-25 year olds. She was Executive Vice President and Chief Marketing Officer at American Eagle Outfitters, Inc. from March 2006 to January 2009. Prior to joining American Eagle Outfitters, Ms. Savitt served as Vice President of Strategic Communications, Content and Entertainment Initiatives of Amazon.com from 2002 to February 2006. From 1993 to 2002, Ms. Savitt served as President and co-Founder of MWW/Savitt, an integrated marketing communications and public relations firm. From 1990 to 1993 she served as Vice President of Sorenson Roberts and Hansen Advertising and Public Relations. Prior to that time she held several positions, including Senior Account Director at Arst Public Relations, Advertising Production Manager for Nintendo of America and Director of Corporate Communications for Mandelbaum, Wolf, Wiskowski. Ms. Savitt serves on the Board of Directors of Vitamin Shoppe, Inc. Ms. Savitt, her husband and two daughters reside in Seattle, Washington.

Ms. Savitt has extensive executive experience with both retail and social media businesses. She brings extensive multimedia marketing experience, skills and perspectives to the Company’s Board of Directors to help Build-A-Bear Workshop connect and communicate with its Guests and capitalize on opportunities in our stores and online. She also currently serves on the board of directors of another publicly traded company.

Class III Directors — Terms Expiring in 2013

James M. Gould, 62, was initially elected to our Board of Directors pursuant to the terms of a stockholders’ agreement which terminated upon the closing of our initial public offering in 2004, and then he was re-elected to our Board at our 2007 and 2010 annual meetings of stockholders. Mr. Gould has served on our Board of Directors since our conversion to a corporation in April 2000, and he served on an advisory board to our predecessor entity prior to that time. Mr. Gould is a Managing General Partner of The Walnut Group, a group of affiliated private equity funds, and he has held that position since 1994. He is also the Managing Member of Gould Venture Group V, LLC, a diversified financial concern, and is the owner of Management One Ltd., a firm he founded that represents professional athletes. He serves on several private company boards, including Flat Out Crazy, a restaurant chain, Wild Things Gear, a designer of high-end outdoor apparel, The O’Gara Group, a global products and services company, and Adspace Networks, a mall digital media network. He has served on numerous charitable boards, including Prevent Child Abuse America, Camp BrightLight in partnership with the YMCA and the Cincinnati Ballet Company. Mr. Gould has a bachelor’s degree in history from the University of Wisconsin. He resides in Cincinnati, Ohio with his wife and their four sons.

As Managing General Partner of a group of private equity funds, Mr. Gould has extensive financial, merchandising, corporate governance and traditional and multi-channel marketing experience. As an executive producer of motion pictures and as a sports agent, he also has extensive entertainment experience and brand expertise. With this background, Mr. Gould brings to Build-A-Bear Workshop highly relevant and valuable insights in the areas of financing, merchandising, marketing, and development of our entertainment properties and strategic opportunities.

Mary Lou Fiala, 59, was originally appointed to the Board at a regular Board meeting on January 26, 2005, and then she was re-elected at our 2005 and 2008 annual meetings of stockholders. From January 2009 until her retirement in December 2009, Ms. Fiala served as Vice Chairman and Chief Operating Officer of Regency Centers Corporation, a publicly traded real estate investment trust specializing in the ownership and operation of grocery anchored shopping centers. From 1998 until January 2009, she served as President and Chief Operating officer of Regency Centers Corporation. At Regency, Ms. Fiala was responsible for human resources, marketing, and operational management of Regency’s retail centers nationwide. Prior to working with Regency, Ms. Fiala served as Managing Director of Security Capital Global Strategic Group Incorporated, where she was responsible for the development of operating systems for the firm’s retail-related initiatives. Previously, she also served as Senior Vice President and Director of Stores for Macy’s East/Federated Department Stores, Inc., where she was responsible for 19 Macy’s stores in five states, generating more than $1 billion in sales. Before her tenure at Macy’s, Ms. Fiala was Senior Vice President of Henri Bendel and Senior Vice President and Regional Director of stores for Federated’s Burdine’s Division. Ms. Fiala earned a bachelor’s of science degree from Miami University. She is a current member of the board of directors of Regency Centers Corporation and a trustee for the International Council of Shopping Centers where she also served as Chairman during 2008-2009. She is also a director of Flat Out Crazy, a privately held restaurant chain, and an independent director of CNL Macquarie Global Growth Trust, Inc., an international non-traded SEC reporting real estate investment trust. Ms. Fiala and her husband reside in Florida. They have three children and two grandchildren.

Over the course of her career and especially while serving at various times as Vice Chairman, President, and Chief Operating of a company that owns and operates shopping centers, Ms. Fiala gained extensive experience in the areas of real estate, store operations, human resources, strategic planning, marketing, and corporate governance. These skills and talents enhance the ability of the Build-A-Bear Workshop Board to effectively develop strategies to operate its retail stores and efficiently manage its associates. She also currently serves on the board of directors of another publicly traded company and an international non-traded SEC reporting real estate investment trust.

Director Emeritus

Barney Ebsworth, 76, was initially elected to our Board of Directors pursuant to the terms of a stockholders’ agreement which terminated upon the closing of our initial public offering in 2004. Mr. Ebsworth has served on our Board of Directors since our conversion to a corporation in April 2000, and he served on an advisory board to our predecessor entity prior to that time. Mr. Ebsworth is the founder and Chief Executive Officer of Windsor, Inc., formed in 1979 for the purpose of providing financing for venture capital, real estate and other investments. Mr. Ebsworth was the founder and Chief Executive Officer of INTRAV, a general agency formed in 1959 for the purpose of selling travel to individuals and businesses, until the company was sold in 1999. Mr. Ebsworth also founded Royal Cruise Line and Clipper Cruise Line in 1972 and 1981, respectively. He was the Chairman of those companies from inception to the time they were sold in 1986 and 1997, respectively. Mr. Ebsworth is also a Trustee of the Seattle Art Museum and a member of the Trustees Council and Co-Chairman of the Collectors Committee of the National Gallery of Art, Washington D.C. Mr. Ebsworth has a bachelor’s degree from Washington University in St. Louis. He has one daughter, one granddaughter and one grandson.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require Board approval, the Board provides advice and counsel to, and ultimately monitors the performance of, the Company’s senior management. There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES,

BUSINESS CONDUCT POLICY AND CODE OF ETHICS

The Board of Directors has adopted charters for all three of its standing Committees. The Board has also adopted Corporate Governance Guidelines, which set forth the obligations and responsibilities of the Directors with respect to independence, meeting attendance, compensation, re-election, orientation, self-evaluation, and stock ownership. The Board of Directors has also adopted a Business Conduct Policy, and a Code of Ethics Applicable to Senior Executives, both of which apply to all of its Directors and officers, including the Company’s senior financial officers. Copies of the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives can be found in the Corporate Governance section on the Company’s Investor Relations website at http://ir.buildabear.com (information on our website does not constitute part of this proxy statement). The Company intends to comply with the amendment and waiver disclosure requirements of applicable Form 8-K rules by posting such information on its website. The Company will post any amendments to the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives in the same section of the Company’s website. The Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives are also available in print to stockholders and interested parties upon written request delivered to Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. Each of our Directors, executive officers, Bearquarters associates, and store management sign our Business Conduct Policy on an annual basis to ensure compliance. In addition, each of our executives signs our Code of Ethics Applicable to Senior Executives each year to ensure compliance.

Board Leadership Structure

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Bear. The Board also has a Lead Independent Director position designed to further strengthen the governance structure. The Board believes this provides an efficient and effective leadership model for the company. Our Chairman and Chief Executive Bear is Maxine Clark, who has led the Company as its chief executive since founding the Company in 1997. Combining the Chairman and Chief Executive Bear roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	A strong, independent, clearly-defined Independent Lead Director role;

•	Executive sessions of the independent directors before or after every board meeting; and

•	Annual performance evaluations of the Chairman and Chief Executive Bear by the independent directors.

However, no single leadership model is right for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models, such as a separate independent Chairman of the Board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure. In May 2009, the Board appointed Coleman Peterson to serve as the Independent Lead Director. The responsibilities of the Independent Lead Director include: (i) preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) serve as principal liaison of Board-wide issues between the independent directors and the Company’s management, including the Chairman; (iii) collaborate with the Chairman to ensure appropriate quality, quantity and timeliness of information sent to the Board as well as meeting agenda times; (iv) collaborate with the Chairman to facilitate the Board’s approval of the number and frequency of board meetings, as well as meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) authorize the retention of outside advisors and consultants who report directly to the Board of Directors on board-wide issues; and (vi) if requested by stockholders, ensures that he/she is available, when appropriate, for consultation and direct communication.

Pursuant to the Corporate Governance Guidelines, the non-management Directors meet in executive session without management present, prior to or following each regular meeting of the Board of Directors. The Lead Independent Director presides at these executive sessions. Stockholders or interested parties can contact the Lead Independent Director in writing c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114.

Meeting Attendance

The Board of Directors met ten times in 2010 for regular and special meetings. Due to increased time commitment associated with her role as the Chief Executive Officer of Lockerz, LLC, Katherine Savitt attended fewer than 75% of the meetings of the Board and the Board committees upon which she served. Ms. Savitt has announced her intention to resign from the Board on the date of the 2011 annual meeting. Excluding Ms. Savitt, overall attendance at meetings of the Board and the Board committees in 2010 was approximately 98%. While the Company does not have a formal policy requiring members of the Board to attend the annual meeting, the Company encourages all Directors to attend. All of our current Directors attended our 2010 annual meeting and plan to attend the 2011 annual meeting with the exception of Ms. Savitt who does not plan to attend the 2011 annual meeting. She has announced her intention to resign from the Board on the date of the meeting.

The members, primary functions and number of meetings held for each of the Committees are described below.

Audit Committee

The members of the Audit Committee are Louis Mucci (Chair), Mary Lou Fiala, Virginia Kent, and William Reisler.

The Audit Committee reviews the independence, qualifications and performance of our independent auditors, and is responsible for recommending the initial or continued retention of, or a change in, our independent auditors. The Committee reviews and discusses with our management and independent auditors our financial statements and our annual and quarterly reports, as well as the quality and effectiveness of our internal control procedures, critical accounting policies and significant regulatory or accounting initiatives.

The Committee discusses with management earnings press releases and our major financial risk exposures. Furthermore, the Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters. The Committee approves the audit plan and staffing of the internal audit department. Periodically throughout each year, the Committee meets separately in executive session with management, the independent accountants, and the Company’s internal auditors to discuss any matters that the Committee or any of these groups believe should be discussed privately.

In fulfilling its responsibilities, the Committee reports regularly to the Board regarding its activities and performs an annual self-evaluation of Committee performance. The Audit Committee held eight meetings in 2010.

Compensation Committee

The members of the Compensation Committee are Coleman Peterson (Chair), Mary Lou Fiala, James M. Gould, Virginia Kent, and William Reisler.

The Compensation Committee is responsible for evaluating and approving the Company’s overall compensation philosophy and policies, and consults with management regarding the Company’s executive compensation program. The Committee makes recommendations to the Board of Directors regarding compensation arrangements for our executive officers, including annual salary, bonus and long-term incentive awards, and is responsible for reviewing and approving the compensation of the Company’s Directors. As part of its duties, the Committee oversees and administrates the Company’s employee benefit and incentive compensation plans and programs, including the establishment of certain applicable performance criteria. For additional information on the Committee’s processes, please see the “Compensation Discussion and Analysis” section of this proxy statement.

The Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of Committee performance. The Compensation Committee held five meetings in 2010.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are James M. Gould (Chair), Louis Mucci, Coleman Peterson, and Katherine Savitt.

The Nominating and Corporate Governance Committee establishes criteria for membership of the Company’s Board of Directors and its committees and selects and nominates candidates for election or re-election as Directors at the Company’s annual meeting. Additionally, the Committee determines the composition, nature and duties of the Board committees and oversees the Board and committee self-evaluation processes.

The Committee is also responsible for reviewing and making recommendations to the Board regarding the Company’s Corporate Governance Guidelines, whistleblower policy and ethics codes.

The Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of Committee performance. The Nominating and Corporate Governance Committee held seven meetings in 2010.

Risk Oversight by the Board

It is management’s responsibility to assess and manage the various risks the Company faces. It is the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.

Management generally views the risks the Company faces as falling into the following categories: strategic, operational, financial and compliance. The Board as a whole has oversight responsibility for the Company’s strategic and operational risks. Throughout the year, the Chief Executive Bear and other members of senior management discuss these risks with the Board during reviews that focus on a particular function.

The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared among the Board committees. For example, the Audit Committee oversees compliance with finance and accounting laws and policies; the Compensation Committee oversees compliance with the Company’s executive compensation plans and related laws and policies; and the Nominating and Corporate Governance Committee oversees compliance with governance-related laws and policies, including the Company’s Corporate Governance Guidelines.

Compensation Risk Assessment

During fiscal 2010, the Company undertook a comprehensive review of its material compensation plans and programs for all employees. In conducting this assessment, the Company inventoried its material plans and programs and presented a summary of its findings to the Compensation Committee which determined that none of its compensation plans and programs is reasonably likely to have a material adverse effect on the Company.

BOARD MEMBER INDEPENDENCE AND COMMITTEE MEMBER QUALIFICATIONS

The Board of Directors annually determines the independence of Directors based upon a review conducted by the Nominating and Corporate Governance Committee and the Board of Directors. No Director is considered independent unless he or she has no material relationship with the Company, either directly or as a partner, stockholder, family member, or officer of an organization that has a material relationship with the Company. To evaluate the materiality of any such relationship, the Board has established categorical independence standards consistent with Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. On an annual basis, each Director and Named Executive Officer is obligated to complete a Director and Officer Questionnaire. Additionally, our Corporate Governance Guidelines require any director to disclose any matters that may arise during the course of the year which have the potential to impair independence.

The Board has determined that, in its judgment as of the date of this proxy statement, each of the non-management Board members (including all members of the Audit, Nominating and Corporate Governance, and Compensation Committees) are independent directors, as defined by our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual. Accordingly, Mary Lou Fiala, James M. Gould, Virginia Kent, Louis Mucci, Coleman Peterson, William Reisler, and Katherine Savitt are all independent directors, as defined by our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual.

In addition, the Board also determined that each member of the Audit Committee (Mary Lou Fiala, Virginia Kent, Louis Mucci, and William Reisler) is independent under the heightened Audit Committee independence requirements included in Section 303A of the NYSE Listed Company Manual and the SEC rules. Moreover, each member of the Audit Committee is financially literate, and at least one such member (Louis Mucci) has accounting or related financial management expertise as required in Section 303A of the NYSE Listed Company Manual. Furthermore, the Board determined that Louis Mucci qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. Finally, each member of the Compensation Committee (Mary Lou Fiala, James Gould, Virginia Kent, Coleman Peterson, and William Reisler) is independent as such term is defined in the listing standards of the NYSE, is a “non-employee director” pursuant to SEC Rule 16b-3 and is an “outside director” for purposes of Section  162(m) of the Internal Revenue Code.

RELATED PARTY TRANSACTIONS

In addition to annually reviewing the independence of our Directors, the Company also maintains strict policies and procedures for ensuring that our Directors, executive officers and employees maintain high ethical standards and avoid conflicts of interest. Our Business Conduct Policy prohibits any direct or indirect conflicts of interest and requires any transactions which may constitute a potential conflict of interest to be reported to the Nominating and Corporate Governance Committee. Our Code of Ethics applicable to Senior Executives requires our leadership to act with honesty and integrity, and to disclose to the Nominating and Corporate Governance Committee any material transaction that reasonably could be expected to give rise to actual or apparent conflicts of interest.

Our Nominating and Corporate Governance Committee has established written procedures for the review and pre-approval of all transactions between us and any related parties, including our Directors, executive officers, nominees for Director or executive office, 5% stockholders and immediate family members of any of the foregoing. Specifically, pursuant to our Code of Ethics, any Director or executive officer intending to enter into a transaction with the Company must provide the Nominating and Corporate Governance Committee with all relevant details of the transaction. The transaction will then be evaluated by the Nominating and Corporate Governance Committee to determine if the transaction is in our best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In order to meet these standards, the Nominating and Corporate Governance Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment.

Store Fixtures and Furniture

We purchase fixtures for new stores and furniture for our corporate offices from NewSpace, Inc. (“NewSpace”). Robert Fox, the husband of Ms. Clark, our Chief Executive Bear, owns 100% of the capital stock of NewSpace. The total payments to NewSpace for these fixtures and furniture amounted to approximately $600,000 in fiscal 2010.

In 2006 and 2010, our Board of Directors sought and obtained competitive bids for purchase of store fixtures and furniture. NewSpace offered the lowest total pricing of any bidder in the process, and the Board determined that the quality of the services to be provided by NewSpace would be superior to the services provided by the other bidders. In 2007, 2009 and 2011, the Nominating and Corporate Governance Committee reviewed the terms of the transactions with NewSpace and determined that they are at least as beneficial to us as the terms we could obtain in similar transactions with an independent third party. We expect to continue to purchase store fixtures and furniture from NewSpace if NewSpace continues to offer competitive pricing through the bidding process and provide superior service levels.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, persons who beneficially own more than 10% of a registered class of the Company’s equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, and to furnish the Company with copies of the forms. Based solely on its review of the forms it received, or written representations from reporting persons, the Company believes that all of its Directors, executive officers and greater than 10% beneficial owners complied with all such filing requirements during 2010.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation information of members of the Company’s Board of Directors for serving as members of the Company’s Board in 2010:

Name:	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)	Total ($)
Maxine Clark(1)	$—	$—	$—
Mary Lou Fiala	34,500	75,846	110,346
James M. Gould	44,500	75,846	120,346
Virginia Kent	—	71,896	71,896
Louis Mucci	53,000	75,846	128,846
Coleman Peterson	50,750	75,846	126,596
William Reisler	34,500	75,846	110,346
Joan Ryan(3)	20,456	—	20,456
Katherine Savitt	34,500	75,846	110,346
Barney Ebsworth(4)	—	—	—

(1)	As a member of management, Maxine Clark, the Company’s Chief Executive Bear, did not receive compensation for her services as Director in 2010. The compensation received by Ms. Clark as an employee of the Company is shown in the Summary Compensation Table.

(2)	In November 2010, Mses. Fiala and Savitt and Messrs. Gould, Mucci, Peterson, and Reisler each received a grant of 12,039 shares of the Company’s common stock with a grant date fair value of $75,846. Upon joining the Board in November 2010, Ms. Kent received a grant of 11,412 shares of the Company’s common stock with a grant date fair value of $71,896.

(3)	Ms. Ryan retired from the Board at the conclusion of her term in May 2010.

(4)	As noted below, Mr. Ebsworth was not paid any compensation for serving as Director Emeritus in 2010.

Director Compensation Policies

The Compensation Committee reviews Board compensation annually, in conjunction with the November Board meeting. Currently, the Board compensation program provides for an annual retainer for Board membership and Board members do not receive additional fees or compensation for attending meetings or for being a committee member or attending committee meetings. The annual retainer for Board membership is $40,000, an amount that has been in effect since 2005. In January 2010, in light of the impact that the economy was having on the Company’s business and in support of Company’s continuing cost cutting initiatives, the Board decided to reduce the annual retainer that each Director received in 2010 for Board membership by 10% from $40,000 to $36,000 and to eliminate the $25,000 annual retainer for Director Emeritus service.

In order for the Company to retain its qualified independent Board members whom are fulfilling additional responsibilities, the Board pays additional annual retainer fees for the Independent Lead Director and for the Chairman of our committees as follows: Lead Independent Director—$5,000; Audit Committee—$18,500; Compensation Committee—$11,250; and Nominating and Corporate Governance Committee—$10,000.

Each Board member also receives a restricted stock award granted for annual service with a value of $75,000, as determined on the grant date, prorated in the case of a director who joins the Board during the year. The annual restricted stock grants vest each year on the anniversary date of our initial public offering (October 28, 2004). The vesting of all restricted stock grants is subject to continued service on our Board.

In 2010, the Board amended our Corporate Governance Guidelines to provide that non-management Directors are required to own shares of the Company’s common stock having a value equal three times the annual cash retainer for Board membership. This policy does not apply to Directors Emeritus.

Under our Corporate Governance Guidelines, no Director may stand for election or re-election after reaching the age of 73. However, a retiring Director may be asked by the Board to continue to serve the Company in the status of Director Emeritus. The retiring Board member’s remaining unvested restricted shares may, upon such retirement, be accelerated by the Compensation Committee in its discretion. The retiring Board member receives no additional restricted stock grants for service as a Director Emeritus.

We reimburse our Directors and Directors Emeritus for reasonable out-of-pocket expenses incurred in connection with attendance and participation in Board and committee meetings. We also reimburse our Directors for expenses incurred in the attendance of director continuing education conferences, because we expect that each of our Board members will attend at least one director continuing educational conference every two years.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following Compensation Discussion and Analysis (“CD&A”) describes our overall compensation philosophy and the primary components of our executive compensation program. Furthermore, the CD&A explains the process by which the Compensation Committee (the “Committee”) determined the fiscal 2010 compensation for the following Named Executive Officers:

•	Maxine Clark – Chairman and Chief Executive Bear

•	John Haugh – President Bear

•	Tina Klocke – Chief Operations and Financial Bear, Secretary and Treasurer

•	Eric Fencl – Chief Bearrister, General Counsel and International Franchising

•	David Finnegan – Chief Information Bear

Executive Summary

We seek to design and implement executive compensation programs that align with our stockholders’ interests. A significant portion of our Named Executive Officers’ compensation is based on individual, corporate financial, and company stock price performance, while avoiding the encouragement of unnecessary or excessive risk-taking. For 2010, our Named Executive Officers’ total direct compensation consisted of a mix of base salary, annual cash bonuses based on the achievement of pre-established net income goals, and long-term incentive awards consisting of stock options and restricted stock.

Despite a challenging economic and retail environment, we made significant improvements in our financial and operational performance. A summary of key accomplishments in 2010 includes the following:

•	Increased fiscal 2010 net income to $100 thousand, or $0.01 per diluted share, compared to a fiscal 2009 net loss of $12.5 million, $0.66 per share;

•	Increased our e-commerce sales by 11% over fiscal 2009; and

•	Maintained a strong balance sheet.

In 2010, the Compensation Committee approved adjustments to our Named Executive Officers’ compensation programs as highlighted below.

•

After three years with no increase in base salary for Ms. Clark, the Committee approved a salary increase of $40,000 (6.7%). The Committee also took into consideration the fact that Ms. Klocke did not receive a salary increase in 2009 and Ms. Klocke’s salary was significantly below market for her position when it approved salary increases for Ms. Klocke and Messrs. Finnegan and Haugh that averaged 6.3%. The increases were based on the Committee’s overall evaluation of executives’ individual performance, internal equity considerations, and each executive’s competitive positioning versus market data.

•

Based on the Company’s actual net income performance in 2010, and the net income performance objectives approved by the Committee in March 2010, the Committee approved cash bonuses equal to 72% of each executive’s target bonus percent of salary.

•

Consistent with our approach in 2009, in March 2010 the Committee approved the granting of combination of stock options and restricted stock to our Named Executives. Grants were allocated on a target mix of 50% in stock options and 50% in restricted stock, based on target grant values established by the Committee.

•

In order to further align our executive compensation program with our stockholders’ interests, the Committee increased the stock ownership guideline for our Chief Executive Bear from two times base salary to six times base salary. Additionally, the Committee approved the extension of the Company’s stock ownership guidelines to Messrs. Fencl and Finnegan with a guideline of one times salary. Ms. Klocke and Mr. Haugh were already covered by the Company’s stock ownership guidelines.

Compensation Philosophy

The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Committee.

We believe that achievement of these compensation program objectives enhances long-term stockholder value. When designing compensation packages to reflect these objectives, the Committee is guided by the following four principles:

•

Alignment with stockholder interests: Compensation should be tied, in part, to our stock performance through the granting of equity awards to align the interests of executive officers with those of our stockholders.

•	Recognition for business performance: Compensation should correlate in large part with our overall financial performance.
•	Accountability for individual performance: Compensation should partially depend on the individual executive’s performance, in order to motivate and acknowledge the key contributors to our success.
•	Competition: Compensation should generally reflect the competitive marketplace and be consistent with that of other well-managed companies in our peer group and the broader retail industry sector.

In implementing this compensation philosophy, the Committee takes into account the compensation amounts from the previous years for each of the Named Executive Officers, and internal compensation equity among the Named Executive Officers. Historically, the Committee has strived to structure compensation packages so that total payout, taking into consideration performance-based compensation, will be near the median if the Company meets its financial targets and above the median if the Company exceeds its financial targets and the individual Named Executive Officers perform well in their roles throughout the fiscal year.

2010 Compensation Determination Process

Each year the Committee engages in a review of our executive compensation with the goal of ensuring the appropriate combination of fixed and variable compensation linked to individual and corporate performance.

Role of the Compensation Committee and Board of Directors

The Compensation Committee Charter provides the Committee with the option of either determining the Chief Executive Bear’s compensation, or recommending such compensation to the Board for determination. The Committee has historically chosen to consult with the full Board of Directors, other than the Chief Executive Bear, on the Chief Executive Bear’s compensation, because the Committee believes that the Chief Executive Bear’s performance and compensation are so critical to the success of the Company that Board involvement in such matters is appropriate. The Committee also determines the compensation and review process for all executive officers other than the Chief Executive Bear. Because the Compensation Committee Charter specifically delegates this responsibility to the Committee, it only involves the full Board in an advisory capacity with respect to the compensation decision-making process for the other Named Executive Officers.

Role of Management

Also in the course of its review, the Committee considered the advice and input of the Company’s management. Specifically, the Committee leverages the Company’s management, human resources department and law department to assist the Committee in the timely and cost-effective fulfillment of its duties. The Committee solicits input from the Chief Executive Bear and human resources department regarding compensation policies and levels. The legal department assists the Committee in the documentation of compensation decisions. In addition, the Second Amended and Restated 2004 Stock Incentive Plan (“Stock Incentive Plan”) provides that the Chief Executive and Chief Operations Officer Bears have the limited authority to grant equity awards to Company employees other than executive officers. The Committee does not permit members of the Company’s management to materially participate in the determination of their particular compensation; nor does the Committee permit members of management, including the Chief Executive Bear, to be physically present for those portions of Committee meetings during which the particular member of the management team’s performance and compensation are reviewed and determined.

Role of Compensation Committee Consultants

Beginning in August 2009 and continuing into 2010, the Committee retained Hewitt Associates as its independent consultant on executive and director compensation. In October 2010, Hewitt separated a portion of its executive compensation practice into Meridian Compensation Partners, LLC. At that time the Committee continued its relationship with Meridian. Meridian’s engagement is to act as the Committee’s independent advisor on executive and director compensation and assisted the Committee in the determination of the peer group, the compensation benchmarking process, and the review and establishment of compensation policies and programs for Named Executive Officers.

The Committee did not direct Meridian to perform its services in any particular manner or under any particular method, and all decisions with respect to the Named Executive Officers’ compensation are made by the Compensation Committee. The Committee has the final authority to retain and terminate the compensation consultant and evaluates the consultant annually. The Company has no relationship with Meridian (other than the relationship undertaken by the Committee), and therefore the Committee believes that Meridian is independent.

Compensation Market Data and Benchmarking

The Committee believes that external market data is an important tool by which to measure the fairness and competitiveness of the Company’s executive compensation. In November 2009, Hewitt reviewed the Company’s compensation peer group and developed recommendations for changes for the January 2010 market study. The peer group review considered the following characteristics:

•	Industry

•	Revenues

•	Net Income

•	Market Value

•	Number of Employees

•	Number of Stores

As a result of the review, the Committee approved the use of the following peer companies for the January 2010 market study:

A.C. Moore Arts & Crafts, Inc.	CEC Entertainment Inc.	McCormick & Schmicks Seafood Restaurants
Bank Jos A Clothiers Inc.	Charlotte Russe Holding Inc.	Shoe Carnival Inc.
Benihana Inc.	Christopher & Banks Corporation	Steven Madden, Ltd.
Books A Million Inc.	Citi Trends Inc.	West Marine Inc.
Buckle Inc.	Cole Kenneth Productions Inc.	Wet Seal Inc.
Cache Inc.	Great Wolf Resorts, Inc.	Zumiez Inc.
California Pizza Kitchen, Inc.

The following companies were eliminated from the Company’s peer group for 2010 because they were either acquired or filed bankruptcy: Restoration Hardware Inc., Six Flags Inc, and Tween Brands, Inc. In addition, in order to adjust the median revenue of the peer groups to be more comparable with the Company’s revenue, the following companies were removed from the peer group: Coldwater Creek Inc. and P.F. Changs China Bistro Inc. The following companies were added to the 2010 peer group: Benihana Inc., California Pizza Kitchen, Inc., Christopher & Banks Corporation, Great Wolf Resorts, Inc., and McCormick & Schmicks Seafood Restaurants, Inc. The Company still competes with much larger companies for executive talent, but the Committee believes that the 2010 peer group is more appropriate in most instances for benchmarking purposes. In addition to the peer group information, Hewitt also provided size-adjusted, retail industry market data from their survey.

In January 2010, the Committee reviewed a report from Hewitt comparing each element of total direct compensation for the Company’s Named Executive Officers against market data. The Committee observed that total direct compensation levels for 2010 were within 10% of the market 50th percentile for all Named Executive Officers, except the Chief Operations and Financial Bear, whose total direct compensation was approximately 18% below market.

The Committee also observed that the Chief Executive Bear’s total direct compensation is more heavily weighted toward bonus and long-term incentive compensation than the market data, which is consistent with the Committee’s overall compensation philosophy. While market data is an important measuring tool, it is only one of four principal considerations under the Company’s compensation philosophy.

2010 Base Salary

Historically, the Committee conducts an annual review in March during which it considers two types of potential base salary increases for each of the Named Executive Officers: (1) “merit increases” based upon the executives’ individual performance; and (2) “market adjustments” based upon the peer group salary range for similar executives.

The Committee typically evaluates salary increases for Named Executive Officers based on the Company’s and the individual’s performance compared to predetermined performance targets, and it undertakes an annual performance review of each of the Named Executive Officers in order to determine whether they are eligible for merit increases.

The Committee considered salary increases for the Named Executive Officers for 2010 based on each officer’s performance and current salary compared to salaries for similar executives within the Company’s peer group and market survey data. Prior to 2010, the Committee had not approved salary increases for Ms. Clark for the previous three years. The Committee undertook an annual performance review of each of the Named Executive Officers. The Named Executive Officers each prepared a self-evaluation. The Chief Executive Bear completed evaluations of the Named Executive Officers other than herself and discussed those evaluations with, and received input from, the Committee. The Chief Executive Bear was primarily responsible for providing feedback to the other Named Executive Officers regarding their performance. In the case of the Chief Executive Bear, the Lead Independent Director and Chairman of the Compensation Committee presented the Committee and the Board’s feedback to the Chief Executive Bear on her self-evaluation.

Following completion of these performance reviews, the Committee approved the following salary adjustments for the Named Executive Officers in 2010: Ms. Clark’s salary increased from $600,000 to $640,000; Mr. Haugh’s salary increased from $350,000 to $375,000; Ms. Klocke’s salary increased from $285,000 to $310,000; and Mr. Finnegan’s salary increased from $275,000 to $283,000. Mr. Fencl did not receive a salary increase because his salary is aligned with the market median. Following these increases, the salary of each Named Executive Officer is within 15% above or below the median salary for similar executives within the Company’s peer group, except for Ms. Klocke whose salary is approximately 20% below the median.

2010 Bonus Plan

The Committee continued the use of a cash bonus plan in 2010 for the Named Executive Officers, granting potential cash bonuses pursuant to the 2010 Bonus Plan for the Named Executive Officers only if the Company achieved certain financial performance levels. Thus, consistent with all four elements of its compensation philosophy, the Committee aligned the Named Executive Officers’ 2010 cash bonus completely with the interests of our stockholders.

On March 23, 2010, the Committee established the 2010 performance objectives for the range of bonuses to be paid to the Company’s Named Executive Officers and the target bonus awards expressed as a percentage of eligible base salary (“Base Bonus Payout”). The 2010 Base Bonus Calculation for each Named Executive Officer was determined by multiplying the Base Bonus Payout by the officer’s eligible base salary, as defined above, according to the following schedule:

Position	Base Bonus Payout
Maxine Clark, Chairman and Chief Executive Bear	125%
John Haugh, President Bear	70%
Tina Klocke, Chief Financial and Operations Bear, Secretary and Treasurer	60%
Eric Fencl, Chief Bearrister, General Counsel and International Franchising	40%
David Finnegan, Chief Information Bear	40%

Based on the 2010 market study, the Committee approved increases to the 2010 Base Bonus Calculation for Mr. Haugh from 50% to 70%, Ms. Klocke from 55% to 60%, and Messrs. Fencl and Finnegan from 35% to 40%.

The 2010 Bonus Plan provided for bonus payouts only if the Company achieved significant improvement in net income or loss (after providing for any bonus expense) compared with the Company’s net loss of $12,473,000 in 2009. The cash bonus, if any, to be paid to each respective Named Executive Officer was designed to be calculated by multiplying the applicable Base Bonus Payout times the Percentage of Base Bonus Calculation below, based on the Company’s net income for the 2010 fiscal year:

Net Income Achievement Level	Net Income (Loss) in Fiscal Year 2010	Percentage of Base Bonus Calculation
Threshold	($2,103,000)	50%
Target	$2,793,000	100%
Maximum	$4,199,000	200%

Under the 2010 Bonus Plan, net income results falling between the three achievement levels will be interpolated in accordance with the methodology set forth in the 2010 Bonus Plan, in the sole discretion of the Committee. If the Company incurred a net loss of more than $2,103,000 but less than a net loss of $4,146,000, the Committee could apply discretion pay up to no more than 25% of the Base Bonus Payout. The Committee believes that determining the annual bonus component of total compensation based on net income growth or net loss reduction while retaining discretion to pay bonuses should the Company incur a net loss greater than the threshold is an appropriate design to align management with stockholder interests, and it establishes the net income goals at levels that the Committee believes will not encourage the Named Executive Officers to take undue risk.

In March 2011, the Committee determined that the Company exceeded the minimum 2010 net income level for a bonus payout under the 2010 Bonus Plan and the Committee elected to approve bonuses for 2010 performance. The Company’s achievement of $104,000 in net income was a significant improvement over the Company’s net loss of $12,473,000 in 2009 and fell between the threshold and target levels of the 2010 Bonus Plan. Based on the interpolation between those levels as defined in the plan, the Committee approved bonus payouts for Named Executive Officers equal to 72% of each executive’s 2010 Base Bonus Calculation. Please see the Summary Compensation Table for the amounts paid to each executive under the Bonus column.

2010 Long-Term Incentive Program

The objective of the Company’s long-term incentive program is to provide a long-term retention incentive for the Named Executive Officers and to align their interests directly with those of our stockholders by way of stock ownership.

Under the Stock Incentive Plan, the Committee has the discretion to determine whether equity awards will be granted to Named Executive Officers and if so, the number of shares subject to each award. The Stock Incentive Plan allows the Committee to grant the following types of awards, in its discretion: options, stock appreciation rights, cash-based awards or other stock-based awards, such as common stock, restricted stock and other awards valued in whole or in part by reference to the fair market value of the stock. In most instances, these long-term grants vest over a multi-year basis.

The Committee meets in March of every year to determine the recipients of annual long-term incentive awards and to grant such awards by formal action. The practice of granting long-term incentive awards in March by Committee action applies uniformly to the Named Executive Officers and other employees of the Company and, with rare exceptions, is the only practice employed by the Company in connection with the granting of equity awards. The Committee does, however, have the discretion to make grants whenever it deems it appropriate in the best interests of the Company. Additionally, pursuant to the Stock Incentive Plan, employees who are hired or promoted by the Company after the March Committee meeting may receive grants from the Chief Executive Bear or Chief Operating Bear at the levels previously approved by the Committee, at the date of such hire or promotion.

The Company does not have any program, plan or practice in place to time option or other award grants with the release of material, non-public information and does not release such information for the purpose of affecting the value of executive compensation. The exercise price of stock subject to options awarded under the Stock Incentive Plan is the fair market value of the stock on the date of grant. Under the terms of the Stock Incentive Plan, the fair market value of the stock is the closing sales price of the stock on the date of grant as reported by the NYSE.

Since the Company’s base salaries are always paid in cash, and the 2010 Bonus Plan described above is a cash plan, the Committee determined that stock-based awards would be appropriate for the long-term incentive component of executive officer compensation for fiscal 2010. Historically, the Company has granted stock-based compensation in the form of either (1) restricted stock; (2) stock options; or (3) a combination of both restricted stock and stock options. The Committee considered these three choices of equity in 2010. As discussed below, for the 2010 long-term incentive component of executive compensation, the Committee granted a combination of restricted stock and stock options. The Committee determined that a combination of restricted stock and stock options properly align executive compensation with stockholder interests, recognize business performance, and help the Company retain and incentivize the Named Executive Officers.

The Committee determined the amount of equity awards granted to each executive using three key considerations: (1) market data for equity grant levels from market data provided in the Hewitt study; (2) grant levels required to bring the executives’ total direct compensation at or near the median of total compensation of market data; and (3) grant levels required to retain key individual employee contributors. In establishing the size of the 2010 equity award pool, the Committee considered the amount of stock and options outstanding, the expense associated with the grants and the potentially dilutive effect on stockholders, in addition to the overall compensation policy of the Company to place emphasis on incentive compensation over base salaries.

On March 23, 2010, the Committee approved 2010 long-term incentive awards to the Named Executive Officers under the Stock Incentive Plan. The resulting award was made 50% in restricted stock and 50% in stock options. The restricted stock and stock options vest at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant. As discussed above, the Committee made these awards because it believes that long-term equity incentive awards properly align executive compensation with stockholder interests, recognize business performance, and help the Company retain and incentivize the Named Executive Officers.

Position	Number of Shares of Restricted Stock Awarded	Number of Shares Subject to Options
Maxine Clark, Chairman and Chief Executive Bear	49,208	82,144
John Haugh, President Bear	17,896	29,872
Tina Klocke, Chief Operations and Financial Bear, Secretary and Treasurer	17,896	29,872
Eric Fencl, Chief Bearrister, General Counsel and International Franchising	10,288	17,176
David Finnegan, Chief Information Bear	9,396	15,684

Pursuant to the terms of the Stock Incentive Plan, the Committee may, in its sole discretion, provide for the following upon a change in control: (1) accelerated vesting of any outstanding award; (2) termination of an award in exchange for the payment of cash; and/or (3) issuance of substitute awards. The 2010 restricted stock and stock option grant agreements for the Named Executive Officers and other employees each contained a clause subjecting the grants to accelerated vesting upon a change in control. The Committee believes that this change in control protection is prevalent among other companies in the peer group, and the value of the stock grants as a retention tool would be diminished if this protection were not included in the grant terms.

Further information regarding the 2010 grants of long-term incentive awards made to Named Executive Officers can be found in the Grants of Plan-Based Awards Table.

In January and March 2011, the Committee reviewed a report of updated market data and industry compensation trends developed by Meridian. Based on the market data and a desire to further align our Named Executive Officers’ compensation with stockholder interests, the Committee allocated a portion of the long-term incentive compensation target value to performance-based restricted stock. These shares will be earned only if the Company meets pre-established performance goals based on fiscal 2011 earnings per share (“EPS”). For 2011, the Committee approved long-term incentives for the Named Executive Officers with target award values allocated between 25% performance-based stock, 25% stock options, and 50% restricted stock.

Insider Trading Policy

The Build-A-Bear Workshop, Inc. Insider Trading Policy prohibits the Directors, Named Executive Officers and other employees from selling the Company’s securities “short”— that is, selling securities that are borrowed (and not owned) on the assumption that the Company’s share price will decrease. The Company’s insider trading policy also prohibits Directors, Named Executive Officers and other employees from buying or selling puts (i.e., options to sell), calls (i.e., options to purchase), future contracts, or other forms of derivative securities relating to the Company’s securities.

Policy for Adjustment or Recovery of Awards in the Event of Accounting Restatement

The 2010 Bonus Plan provided that in the event of a restatement impacting net income, the Company would recover from the Named Executive Officer the applicable amount which should not have been paid based on the restatement, plus interest.

Executive Stock Ownership Guidelines

The Committee maintains stock ownership guidelines for Named Executive Officers. The guidelines require executives to acquire and maintain a minimum level of stock ownership in Company stock.

In order to further align our executive compensation program with our stockholders’ interests, the Committee increased the stock ownership guideline for our Chief Executive Bear from two times base salary to six times base salary. Additionally, the Committee approved the extension of the Company’s stock ownership guidelines to Messrs. Fencl and Finnegan with a guideline of one times salary. Ms. Klocke and Mr. Haugh were already covered by the Company’s stock ownership guidelines. The ownership guidelines for our Named Executive Officers are set forth in the table below.

Position	Multiple of Base Salary
Maxine Clark, Chairman and Chief Executive Bear	Six times	(6X)
John Haugh, President Bear	One time	(1X)
Tina Klocke, Chief Operations and Financial Bear, Secretary and Treasurer	One time	(1X)
Eric Fencl, Chief Bearrister, General Counsel and International Franchising	One time	(1X)
David Finnegan, Chief Information Bear	One time	(1X)

The executives have three years to reach the applicable minimum holding requirement and, thereafter, may not sell shares if such sale would cause the executive’s holdings to fall below the minimum holding requirement. The withholding of shares to satisfy income tax withholding associated with a stock option exercise or restricted stock vesting or to pay the exercise price in connection with a stock option exercise is not considered a sale of Company stock for the purposes of these guidelines. Each of the executives complied with these guidelines in 2010.

Retirement and Other Post-Termination Benefits

We have entered into employment agreements with our Named Executive Officers that provide for a continuation of certain post-employment benefits, to the extent permitted under the applicable employment benefit plan(s). Such benefits plans are the same for all employees (except for the long-term disability insurance which the Company pays 100% of the premiums for senior level employees, including the Named Executive Officers, as discussed below). The employment agreements for the Named Executive Officers provide for certain payments to be made to them if their employment is terminated under certain circumstances. See “Executive Employment and Severance Agreements” for a discussion of such terms of our Named Executive Officers’ employment agreements.

Change in Control Severance Policy

We do not currently maintain any change in control severance plans or severance policies. Therefore, none of our Named Executive Officers will receive any severance payments solely as a result of a change in control of the Company. See the section titled “Executive Employment and Severance Agreements” for a complete description of the circumstances under which our Named Executive Officers would be paid severance.

Other Benefits

The Company seeks to maintain an open and inclusive culture in its facilities and operations among executives and other Company employees. Thus, the Company does not provide executives with reserved parking spaces or separate dining or other facilities, nor does the Company have programs for providing personal-benefit perquisites to executives, such as permanent lodging or defraying the cost of personal entertainment or family travel. With the exception of disability insurance (as noted below), the Company’s health care and other insurance programs are the same for all eligible employees, including the Named Executive Officers.

Insurance

All Company employees, including the Named Executive Officers, are eligible to participate in medical, dental, vision, long- and short-term disability and life insurance plans. The terms of such benefits for the Company’s Named Executive Officers are the same as those for all Company employees, except that with respect to long-term disability insurance, the Company pays 100% of the premium for senior level employees, including the Named Executive Officers.

401(k)

The Company sponsors the Build-A-Bear Workshop, Inc. Employee Savings Trust, which is a qualified retirement plan with a 401(k) feature. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. The Company has the ability to make discretionary matching contributions and discretionary profit sharing contributions to such plan. In 2010, the Company matched 15% of the participants’ 2009 contributions of up to 6% of the participant’s salary. The Company matching contribution is not fully vested until the participant has been employed by the Company for five years.

401(k) Mirror Plan

The Company sponsors the Build-A-Bear Workshop, Inc. Non-Qualified Deferred Compensation Plan, a non-qualified plan which mirrors the substantive terms of the Build-A-Bear Workshop, Inc. Employee Savings Trust. The non-qualified plan permits certain highly compensated employees, including the Named Executive Officers, whose deferrals are otherwise limited to the qualified plan, to make additional pre-tax deferrals of compensation. The Company may make matching contributions to this non-qualified plan to replicate Company matching contributions that would have been made to the qualified plan, but for limitations in the Internal Revenue Code. In 2010, the Company matched 15% of the participants’ 2009 contributions of up to 6% of the participant’s salary, divided between the 401(k) plan and the 401(k) mirror plan. The Company matching contribution is not fully vested until the participant has been employed by the Company for five years. Of the Named Executive Officers, only Ms. Klocke and Mr. Finnegan participate in this plan.

Federal Income Tax and Accounting Considerations

Section 162(m)

The policy of the Committee is to establish and maintain a compensation program that maximizes long-term stockholder value. The Committee believes executive compensation programs should serve to achieve that objective, while also minimizing any effect of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides for an annual $1 million limitation on the deduction an employer may claim for compensation of executive officers unless it is performance-based. The stock options issued to senior executives and managers as part of the Company’s long-term incentive program qualify as performance-based compensation as defined in Section 162(m) because the Company’s Second Amended and Restated 2004 Stock Incentive Plan, approved by stockholders, complies with the provisions of Section 162(m). The 2010 Bonus Plan of the Company providing cash bonuses to executives pursuant to the Second Amended and Restated 2004 Stock Incentive Plan is performance-based and has previously been approved by our stockholders. Accordingly, the stock options and cash bonuses under such incentive plans will not be included in applying the $1 million limitation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has adopted a policy that all compensation will not necessarily be deductible for income tax purposes. For example, salary and time-based restricted stock grants are not considered performance-based for the purpose of Section 162(m).

Accounting Considerations

The Committee has taken certain accounting rules and consequences into consideration when determining the type of equity awards that executive officers should receive as part of the Company’s long-term incentive plan component of compensation packages. The vesting of restricted stock and stock option grants made to the Company’s executive officers and employees and the associated FASB ASC Topic 718 expense recognition is tied to the passage of time rather than conditioned upon fulfillment of certain performance targets.

COMPENSATION COMMITTEE REPORT

The Company’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Coleman Peterson, Chairman

Mary Lou Fiala

James M. Gould

Virginia Kent

William Reisler

The Compensation Committee Report and the Report of the Audit Committee below will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010 the Compensation Committee was comprised of Coleman Peterson (Chair), Mary Lou Fiala, James M. Gould, William Reisler, Katherine Savitt (until November 17, 2010) and Virginia Kent (after November 17, 2010), none of whom are employees or current or former officers of the Company, nor had any relationship with the Company required to be disclosed as transactions with related persons pursuant to Item 404(a) of Regulation S-K. No executive of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009. The Company cautions that the amounts reported in the Stock Awards and Option Awards columns may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the Company’s stock price when restricted stock vests or the stock option is exercised and on continued employment.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Maxine Clark	2010	$629,231	$566,308	$324,281	$338,433	$ 5,757	$1,864,010
Chief Executive Bear	2009	600,000	—	798,860	329,750	4,422	1,733,032
	2008	600,000	—	477,168	—	3,469	1,080,637

John Haugh(4)	2010	368,269	185,607	117,935	123,073	32,108	826,992
President Bear	2009	269,231	50,000	224,756	117,739	85,716	747,442

Tina Klocke	2010	303,269	131,012	117,935	123,073	5,666	680,955
Chief Operations and Financial Bear, Treasurer & Secretary	2009	285,000	—	284,672	115,263	3,901	688,836
	2008	283,077	—	149,997	—	3,966	437,040

Eric Fencl(5)	2010	285,000	82,080	67,798	70,765	3,719	509,362
Chief Bearrister — General Counsel and International Franchising	2009	270,462	149,875	437,826	61,531	1,572	921,266
	2008	126,923	—	119,993	—	585	247,501

David Finnegan(6)	2010	280,846	80,883	61,920	64,618	5,165	493,432
Chief Information Bear	2009	256,731	—	141,901	44,839	3,461	446,932

(1)	The amounts appearing in the Stock Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted in fiscal 2010, fiscal 2009, and fiscal 2008. The recipients have the right to vote and receive dividends as to all unvested shares of restricted stock. The restricted stock grants in 2010 and 2008 vest at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant. In fiscal 2009, a portion of the restricted stock grants will vest at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant and the remainder cliff vest three years from the date of grant. See Grants of Plan-Based Awards Table. See also Note 13 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended January 1, 2011 for a discussion of the assumptions used in the valuation of awards.

(2)	The amounts appearing in the Option Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock option awards granted in fiscal 2010 and fiscal 2009. No stock options were awarded in fiscal 2008. The stock option grants vest at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant. See Grants of Plan-Based Awards Table. See also Note 13 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended January 1, 2011 for a discussion of the assumptions used in the valuation of awards.

(3)	“All Other Compensation” includes relocation reimbursement, the Company’s contribution to the 401(k) plan and to the non-qualified deferred compensation plan, payment by the Company of long term disability, and life insurance premiums for the benefit of the Named Executive Officers. For fiscal 2010, John Haugh received $31,088 in relocation reimbursement. For fiscal 2010, Company contributions to our 401(k) plan were as follows: Maxine Clark — $4,125; Tina Klocke — $2,275; Eric Fencl — $2,699; and David Finnegan — $2,106. For fiscal 2010, Company contributions to our non-qualified deferred compensation plan were as follows: Tina Klocke — $2,275 and David Finnegan — $2,106. For fiscal 2010, Company-paid premiums for long-term disability insurance were as follows: Maxine Clark — $840; John Haugh — $840; Tina Klocke — $840; Eric Fencl — $840; and David Finnegan — $833. For fiscal 2010, Company-paid premiums for life insurance were as follows: Maxine Clark — $792; John Haugh — $180; Tina Klocke — $276; Eric Fencl — $180; and David Finnegan — $120.

(4)	Mr. Haugh’s employment with the Company commenced March 16, 2009.

(5)	Mr. Fencl’s employment with the Company commenced July 1, 2008.

(6)	Mr. Finnegan became an executive officer of the Company on March 16, 2009.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to plan-based awards granted to each of our Named Executive Officers during the fiscal year ended January 1, 2011.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)

Maxine Clark			$196,635	$786,539	$1,573,078
	3/23/10	(3)				49,208			$324,281
	3/23/10	(4)					82,144	$6.59	338,433

John Haugh			64,447	257,788	515,577
	3/23/10	(3)				17,896			117,935
	3/23/10	(4)					29,872	6.59	123,073

Tina Klocke			45,490	181,961	363,923
	3/23/10	(3)				17,896			117,935
	3/23/10	(4)					29,872	6.59	123,073

Eric Fencl			28,500	114,000	228,000
	3/23/10	(3)				10,288			67,798
	3/23/10	(4)					17,176	6.59	70,765

David Finnegan			28,085	112,338	224,677
	3/23/10	(3)				9,396			61,920
	3/23/10	(4)					15,684	6.59	64,618

(1)	Amounts represent the range of possible cash payouts for fiscal 2010 awards under the 2010 Bonus Plan. This chart reflects the threshold, target and maximum bonus amounts payable under the 2010 Bonus Plan performance year if pre-established financial targets would have been met, or in the case of the Threshold, if the Committee had exercised its discretion to pay up to 25% of target bonus if the Company incurred a net loss of more than $2,103,000 but less than a net loss of $4,146,000. The amounts listed above were calculated based on the threshold, target, and maximum percentages as a percentage of the executive’s base salary paid in 2010. As noted in the Section entitled “Compensation Discussion and Analysis”, the Company’s net income performance for fiscal 2010 was above threshold but below target. Based on the interpolation between those levels as defined in the 2010 Bonus Plan, the actual bonus paid was 72% of each Named Executive Officer’s target bonus payout.

(2)	These grants were made pursuant to the Second Amended and Restated 2004 Stock Incentive Plan.

(3)	These restricted stock awards are subject to time-based vesting only and will vest in equal installments over four years. Executives have the right to vote and receive dividends as to all unvested shares of stock. The fair market value of the restricted stock on the date of grant was $6.59 per share. The grant date fair value is computed in accordance with Accounting Standards Codification (“ASC”) Section 718.

(4)	These stock options are subject to time-based vesting only and will vest in equal installments over four years. The stock option exercise price is the closing price of the Company’s common stock on the date of grant. The grant date fair value is computed in accordance with ASC Section 718.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table discloses information regarding outstanding awards under the Company’s Second Amended and Restated 2004 Stock Incentive Plan, as amended, as of the fiscal year end of January 1, 2011.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Maxine Clark	45,000		$ 6.10	9/13/2011
	36,234		8.78	3/16/2014
	35,000		34.65	3/8/2015
	26,254	78,762	5.11	3/17/2019
		82,144	6.59	3/23/2020
					220,473	1,684,414

John Haugh	10,901	32,706	4.41	3/16/2019
		29,872	6.59	3/23/2020
					64,257	490,923

Tina Klocke	11,000		6.04	2/28/2011
	15,000		6.10	9/13/2011
	25,000		9.10	4/24/2013
	25,000		8.78	3/16/2014
	6,500		34.65	3/8/2015
	9,177	27,531	5.11	3/17/2019
		29,872	6.59	3/23/2020
					82,859	633,043

Eric Fencl	4,899	14,697	5.11	3/17/2019
		17,176	6.59	3/23/2020
					105,446	805,607

David Finnegan	2,000		34.65	3/8/2015
	3,570	10,710	5.11	3/17/2019
		15,684	6.59	3/23/2020
					48,064	367,209

(1)	The amounts appearing in this column represent the total number of time-based stock options that have not vested as of January 1, 2011. Stock options granted on March 23, 2010 and March 17, 2009 vest at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date.

(2)	The amounts appearing in this column represent the total number of time-based restricted shares that have not vested as of January 1, 2011. Restricted stock granted on March 22, 2007 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. Restricted stock granted to Mr. Finnegan on January 5, 2007 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date and the amount of unvested restricted stock under this grant at January 1, 2011 was 350. The amount of unvested restricted stock held under the March 2007 award by our Named Executive Officers at January 1, 2011 are as follows: Maxine Clark — 8,000; Tina Klocke — 2,375; and David Finnegan — 1,500. Restricted stock granted on March 20, 2008 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The amount of unvested restricted stock held under the March 2008 award by our Named Executive Officers at January 1, 2011 are as follows: Tina Klocke — 4,241 and David Finnegan — 6,788. Restricted stock granted to Mr. Fencl on July 1, 2008 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date and the amount of unvested restricted stock under this grant at January 1, 2011 was 8,230. Restricted stock granted to Mr. Haugh on March 16, 2009 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date and the amount of unvested restricted stock under this grant at January 1, 2011 was 17,007. Restricted stock granted on March 17, 2009 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The amount of unvested restricted stock held under the March 17, 2009 award by our Named Executive Officers at January 1, 2011 are as follows: Maxine Clark — 40,956; Tina Klocke — 14,316; Eric Fencl — 7,641 and David Finnegan — 5,568. Restricted stock grants that were subject to stockholder approval of the Second Amended and Restated 2004 Stock Incentive Plan on May 14, 2009 cliff vest on March 17, 2012 and the amount of unvested restricted stock held under this award by our Named Executive Officers at January 1, 2011 are as follows: Maxine Clark — 122,309; John Haugh — 29,354; Tina Klocke — 44,031; Eric Fencl — 24,462 and David Finnegan — 24,462. Restricted stock granted to Mr. Fencl on September 16, 2009 cliff vests on September 16, 2012 and the amount of unvested restricted stock under this grant at January 1, 2011 was 54,825. Restricted stock granted on March 23, 2010 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The amount of unvested restricted stock held under the March 2010 award by our Named Executive Officers at January 1, 2011 are as follows: Maxine Clark — 49,208; John Haugh — 17,896; Tina Klocke — 17,896; Eric Fencl — 10,288; and David Finnegan — 9,396.

(3)	The amounts appearing in this column represent the aggregate market value of time-based restricted shares that have not vested as of January 1, 2011 and are based on the closing price of $7.64 for the shares of common stock on December 31, 2010.

2010 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock options that were exercised by our Named Executive Officers and restricted stock that vested during the fiscal year ended January 1, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Maxine Clark	—	$ —	32,340	$215,408
John Haugh	—	—	5,669	38,209
Tina Klocke	26,000	145,210	10,769	71,818
Eric Fencl	—	—	6,662	45,725
David Finnegan	—	—	7,700	50,605

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information regarding our Named Executive Officers’ non-qualified deferred compensation during the fiscal year ended January 1, 2011.

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)(1)	Aggregate Earnings in Last FY($)	Aggregate Balance at Last FYE($)(2)
Maxine Clark	—	—	—	—
John Haugh	—	—	—	—
Tina Klocke(3)	$ 8,740	$ 2,275	$ 1,140	$ 61,235
Eric Fencl	—	—	—	—
David Finnegan(3)	16,198	2,106	527	66,043

(1)	Registrant Contributions and Aggregate Earnings during the last fiscal year are reported as compensation in the Summary Compensation Table included in this proxy statement.

(2)	For prior years, all amounts contributed by a Named Executive Officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

(3)	Tina Klocke and David Finnegan were the only executive officers to participate in the Non-Qualified Deferred Compensation Plan during 2010. In March of each year, contributions to the plan during the preceding are matched by the Company. Amounts shown for Registrant Contributions were made in March 2011 as the Company’s matching contribution for 2010 contributions, which was 25% up to the maximum of 6% of contributions made to the plan combined with the contributions made to the Company’s qualified 401(k) plan. The Company matching contribution does not fully vest until the participant has been employed by the Company for five years.

A description of the Company’s Non-Qualified Deferred Compensation Plan is included in the “Compensation Discussion and Analysis” section.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

The Company currently has employment agreements with Maxine Clark, our Chief Executive Bear; John Haugh, our President Bear, Tina Klocke, our Chief Operations and Financial Bear, Treasurer and Secretary; Eric Fencl, our Chief Bearrister, General Counsel and International Franchising; David Finnegan, our Chief Information Bear; and certain other executives. The material terms of the agreements, as amended, are described below.

Ms. Clark’s agreement had an initial term of five years from May 1, 2004 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement) or, following the initial term, without cause. Ms. Clark may terminate the agreement if the Company materially breaches the agreement and fails to cure such breach within 30 days after notice. If Ms. Clark terminates her employment for good reason (as defined in the agreement), or if the Company terminates her employment without cause after the initial term, the Company is obligated to continue her base salary for a period of 24 months after her termination, such payments to be reduced by any amount received from a subsequent employer during such period. For 24 months, the Company will also pay towards the premium for any continuation or conversion of welfare benefit insurance coverage an amount equal to the amount it was paying for Ms. Clark’s coverage under the Company’s welfare benefit plans as of the termination date.

As compensation for her services, Ms. Clark will receive an annual base salary of not less than $375,000, which will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. Effective March 2010, Ms. Clark’s annual base salary was increased to $640,000 following such review. If Ms. Clark’s performance targets are achieved, her salary must be increased annually by no less than the average percentage increase given to all of our other executive employees for such fiscal year. If the Company exceeds certain performance objectives, Ms. Clark is entitled to receive an annual bonus of not less than 125% of her annual salary for the fiscal year as determined by the Compensation Committee. In March 2011, Ms. Clark and the Company amended her employment agreement to provide that her target bonus for fiscal 2011 will be 100%, rather than the 125% set forth in her agreement. The agreement provides that Ms. Clark will be the highest paid executive with the Company over the course of her employment. Any bonus payable to Ms. Clark will be payable in cash, stock, stock options or a combination thereof. Ms. Clark will also be entitled to receive an automobile allowance and such other perquisites and benefits as we may award her from time to time. (Ms. Clark does not currently receive such car allowance or other perquisites, except as otherwise noted in this proxy statement). The agreement also requires the Company to maintain life insurance on Ms. Clark in the amount of $2 million, under which the Company is the beneficiary.

Mr. Haugh’s agreement has an initial term of three years from March 16, 2009 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement), or without cause. Mr. Haugh may terminate the agreement in the event the Company materially breaches the agreement and fails to cure such breach after notice or the Company issues a notice of non-renewal which results in the expiration of the agreement. If we terminate Mr. Haugh’s employment without cause or if Mr. Haugh terminates his employment for good reason (as defined in the agreement), we are obligated to continue his base salary for a period of 12 months after his termination, such payments to be reduced by any amounts received from a subsequent employer during such period. For the period that welfare benefits are continued under COBRA, the Company will continue to pay the Company’s portion of the medical plan premium. As compensation for his services, Mr. Haugh will receive an annual base salary at a rate not less than $350,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. Effective March 2010, Mr. Haugh’s annual base salary was increased to $375,000 following such review. If Mr. Haugh’s performance targets are achieved, his salary must be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year. If the Company exceeds certain performance objectives determined annually by our Board of Directors, Mr. Haugh will receive an annual bonus of not less than 50% of his annual base salary, payable in either cash, stock, stock options or a combination thereof. For 2010, his bonus target was 70% of his annual base salary.

Ms. Klocke’s agreement has an initial term of three years from March 7, 2004 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement), or without cause. Ms. Klocke may terminate the agreement in the event the Company materially breaches the agreement or the Company relocates Ms. Klocke to a location more than 100 miles from St. Louis and fails to cure such breach after notice. If we terminate Ms. Klocke’s employment without cause or if Ms. Klocke terminates her employment for good reason (as defined in the agreement), we are obligated to continue her base salary for a period of 12 months after her termination, such payments to be reduced by any amounts received from a subsequent employer during such period. As compensation for her services, Ms. Klocke will receive an annual base salary at a rate not less than $190,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. Effective March 2010, Ms. Klocke’s annual base salary was increased to $310,000 following such review. If Ms. Klocke’s performance targets are achieved, her salary must be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year. If the Company exceeds certain performance objectives determined annually by our Board of Directors, Ms. Klocke will receive an annual bonus of not less than 35% of her annual base salary, payable in either cash, stock, stock options or a combination thereof. For 2010, her bonus target was 60% of her annual base salary.

Mr. Fencl’s agreement has an initial term of three years from July 1, 2008 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement), or without cause. Mr. Fencl may terminate the agreement in the event the Company materially breaches the agreement and fails to cure such breach after notice or the Company issues a notice of non-renewal which results in the expiration of the agreement. If we terminate Mr. Fencl’s employment without cause or if Mr. Fencl terminates his employment for good reason (as defined in the agreement), we are obligated to continue his base salary for a period of 12 months after his termination, such payments to be reduced by any amounts received from a subsequent employer during such period. For the period that welfare benefits are continued under COBRA, the Company will continue to pay the Company’s portion of the medical plan premium. As compensation for his services, Mr. Fencl will receive an annual base salary at a rate not less than $264,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. Effective March 2010, Mr. Fencl’s annual base salary was $285,000 following such review. If Mr. Fencl’s performance targets are achieved, his salary must be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year. If the Company exceeds certain performance objectives determined annually by our Board of Directors, Mr. Fencl will receive an annual bonus of not less than 35% of his annual base salary, payable in either cash, stock, stock options or a combination thereof. For 2010, his bonus target was 40% of his annual base salary.

Mr. Finnegan’s agreement had an initial term of three years from January 10, 2007 and renews for successive three year terms thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement), or without cause. Mr. Finnegan may terminate the agreement in the event the Company materially breaches the agreement and fails to cure such breach after notice. If we terminate Mr. Finnegan’s employment without cause or if Mr. Finnegan terminates his employment for good reason (as defined in the agreement), we are obligated to continue his base salary for a period of 12 months after his termination, such payments to be reduced by any amounts received from a subsequent employer during such period. As compensation for his services, Mr. Finnegan will receive an annual base salary at a rate not less than $220,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. Effective March 2010, Mr. Finnegan’s annual base salary was increased to $283,000 following such review. If Mr. Finnegan’s performance targets are achieved, his salary must be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year. If the Company exceeds certain performance objectives determined annually by our Board of Directors, Mr. Finnegan will receive an annual bonus of not less than 35% of his annual base salary, payable in either cash, stock, stock options or a combination thereof. For 2010, his bonus target was 40% of his annual base salary.

The employment agreements for Ms. Clark, Mr. Haugh, Ms. Klocke, Mr. Fencl and Mr. Finnegan provide that:

•

for the term of the agreement and for one year thereafter (except for Ms. Clark’s agreement, which prohibits such conduct for two years after the term of the agreement, and Ms. Klocke’s agreement, which prohibits such conduct for three years after the term of the agreement), the employee may not become employed by or interested directly or indirectly in or associated with our competitors who are located within the United States or within any country where we have established a retail presence; and

•

in the event of the employee’s termination due to death, disability, or our breach as provided in the agreement, the executive or his or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks the employee was employed during the year.

Potential Payments Upon Termination or Change-In-Control

Our Named Executive Officers are eligible to receive certain benefits in the event of termination of such officer’s employment, including following a change-in-control. The following table presents potential payments to each of our Named Executive Officers as if the officer’s employment had been terminated as of January 1, 2011, the last day of fiscal 2010. The termination benefits provided to our Named Executive Officers upon their voluntary termination of employment or retirement do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. The amounts presented in the table are in addition to amounts each Named Executive Officer earned or accrued prior to termination, such as the officer’s balances in our non-qualified deferred compensation plan, previously vested options and restricted stock, and accrued vacation. For information about these previously earned and accrued amounts, see the “Outstanding Equity Awards at 2010 Fiscal Year-End”, “2010 Option Exercises and Stock Vested” and “Non-Qualified Deferred Compensation” tables located elsewhere in this proxy statement.

Name/Circumstance	Salary Continuation(1)	Bonus(2)	Equity With Accelerated Vesting(3)	Continued Perquisites and Benefits(4)	Total
Maxine Clark
Death	$—	$566,308	$1,969,933	$—	$2,536,241
Disability	—	566,308	—	—	566,308
Severance Termination(5)	1,280,000	566,308	—	13,629	1,859,937
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in Control	1,280,000	566,308	1,969,933	13,629	3,829,870
Change-in-Control (no termination)	—	—	1,969,933	—	1,969,933
John Haugh
Death	—	185,607	627,929	—	813,536
Disability	—	185,607	—	—	185,607
Severance Termination(5)	375,000	185,607	—	5,448	566,055
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in Control	375,000	185,607	627,929	5,448	1,193,984
Change-in-Control (no termination)	—	—	627,929	—	627,929
Tina Klocke
Death	—	131,012	734,062	—	865,074
Disability	—	131,012	—	—	131,012
Severance Termination(5)	310,000	131,012	—	—	441,012
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in Control	310,000	131,012	734,062	—	1,175,074
Change-in-Control (no termination)	—	—	734,062	—	734,062
Eric Fencl
Death	—	82,080	860,826	—	942,906
Disability	—	82,080	—	—	82,080
Severance Termination(5)	285,000	82,080	—	7,350	374,430
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in Control	285,000	82,080	860,826	7,350	1,235,256
Change-in-Control (no termination)	—	—	860,826	—	860,826
David Finnegan
Death	—	80,883	410,773	—	491,656
Disability	—	80,883	—	—	80,883
Severance Termination(5)	283,000	80,883	—	—	363,883
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in Control	283,000	80,883	410,773	—	774,656
Change-in-Control (no termination)	—	—	410,773	—	410,773

(1)	Severance pay is salary continuation of base salary for 24 months for Ms. Clark and 12 months for Ms. Klocke and Messrs. Fencl, Finnegan and Haugh, in each case reduced by the amount of any cash compensation from a subsequent employer during such period.

(2)	Where indicated, entitled to pro-rated bonus based on the number of full calendar weeks during the applicable fiscal year during which the executive was employed. Amount shown is the actual bonus paid in March 2011 for 2010.

(3)	The amounts appearing in this column represent the aggregate market value of time-based restricted shares and the value of stock options the vesting of which would have been accelerated, each based on the closing price of $7.64 for the shares of common stock on December 31, 2010.

(4)	In the event of involuntary termination, for 24 months, the Company will also pay towards the premium for any continuation or conversion of welfare benefit insurance coverage an amount equal to the amount it was paying for Ms. Clark’s coverage under the Company’s welfare benefit plans as of the termination date. In the event of an involuntary termination, Ms. Klocke’s employment agreements require the Company to continue the Company’s welfare benefits for 12 months to the extent permitted by the Company’s welfare benefit plans. However, the amount shown above is zero because such plans currently do not permit the Company to continue to provide such benefits following termination of employment. For the period that welfare benefits are continued under COBRA, the Company will continue to pay the Company’s portion of Messrs. Fencl’s and Mr. Haugh’s medical plan premium. Mr. Finnegan’s employment agreement does not require the Company to pay for post-termination welfare benefits in excess of benefits required under COBRA.

(5)	Severance Termination would occur if the Company terminated the executive without cause or the executive terminated his or her employment for good reason (as each is defined in the applicable employment agreement).

PROPOSAL NO. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

KPMG LLP served as the Company’s independent registered public accounting firm for the year ended January 1, 2011. The Audit Committee of the Board of Directors has appointed KPMG LLP to act in that capacity for fiscal 2011, which ends on December 31, 2011. A representative of KPMG LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.

Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee of the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of KPMG LLP as principal independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain KPMG LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

Principal Accountant Fees

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the fiscal years ended January 1, 2011 and January 2, 2010, as well as fees billed for other services rendered by KPMG LLP during those periods:

	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$692,510	$665,700
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total Fees	$692,510	$665,700

(1)	Audit fees are fees paid for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim consolidated financial statements and statutory audit requirements at certain non-U.S. locations.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee Charter requires the Audit Committee’s pre-approval of all audit and permitted non-audit services, to be performed for the Company by the independent registered public accounting firm. In determining whether proposed services are permissible, the Audit Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Audit Committee may consult with management as part of the decision making process, but may not delegate this authority to management. Pursuant to a delegation of authority from the Audit Committee, the Chair of the Audit Committee may pre-approve such audit or permitted non-audit services. If the Chair approves any such services, any such approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. All of the services performed by KPMG LLP during the 2010 and 2009 fiscal years were pre-approved by the Audit Committee.

PROPOSAL NO. 3. ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers. As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has designed and implemented executive compensation programs that are intended to align with our stockholders’ interests. The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Compensation Committee. Accordingly, a significant portion of our Named Executive Officers’ compensation is based on individual, corporate financial, and company stock price performance, while avoiding the encouragement of unnecessary or excessive risk-taking. Their total direct compensation consisted of a mix of base salary, annual cash bonuses based on the achievement of pre-established net income goals, and long-term incentive awards consisting of stock options and restricted stock.

Despite a challenging economic and retail environment, we made significant improvements in our financial and operational performance. Net income increased to $100 thousand, or $0.01 per diluted share, in fiscal 2010 compared to a net loss in fiscal 2009 of $12.5 million, $0.66 per share. Because this result exceeded the threshold performance but fell short of the target, the Compensation Committee approved cash bonuses equal to 72% of each Named Executive Officer’s target bonus percent of salary. Salaries for some of the Named Executive Officers were increased so that their salaries were within 15% of the median for similar executives within the Company’s peer group, except for Ms. Klocke whose salary is approximately 20% below the median. Notably, the Compensation Committee had not approved a salary increase for Ms. Clark for the previous three years. Long-term incentive compensation awards directly aligned the Named Executive Officers’ interests with those of our stockholders through grants of stock options and restricted stock.

During 2010, in order to further align our executive compensation program with our stockholders’ interests, the Committee increased the stock ownership guideline for our Chief Executive Bear from two times base salary to six times base salary. Additionally, the Committee approved the extension of the Company’s stock ownership guidelines to Messrs. Fencl and Finnegan with a guideline of one times salary. Ms. Klocke and Mr. Haugh were already covered by the Company’s stock ownership guidelines. Additionally, in March 2011, to even further align our Named Executive Officers’ compensation with stockholder interests, the Committee allocated a portion of the long-term incentive compensation target value to performance-based restricted stock. These shares will be earned only if the Company meets pre-established performance goals based on fiscal 2011 earnings per share. For 2011, the Committee approved long-term incentives for the Named Executive Officers with target award values allocated between 25% performance-based restricted stock, 25% stock options, and 50% time-based restricted stock.

Additional information about the compensation of our Named Executive Officers is provided in the “Executive Compensation” section of this proxy statement which includes the “Compensation Discussion and Analysis”, compensation tables and narrative discussion.

While this vote is advisory, and not binding on our Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of fiscal 2011 and beyond.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL NO. 4. ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining.

After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for the Company and its stockholders at this time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ONE YEAR ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee submits the following report pursuant to the SEC rules:

•

The Audit Committee has reviewed and discussed with management and with KPMG LLP, the Company’s independent registered public accounting firm, the audited and consolidated financial statements of the Company for the year ended January 1, 2011 (the “2010 Financial Statements”).

•

KPMG LLP has advised the management of the Company and the Audit Committee that it has discussed with them all the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which include among other items, matters related to the conduct of the audit of the 2010 Financial Statements.

•

The Audit Committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed KPMG LLP’s independence with them.

•

Based upon the aforementioned review, discussions and representations of KPMG LLP, and the unqualified audit opinion presented by KPMG LLP on the 2010 Financial Statements, the Audit Committee recommended to the Board of Directors that the 2010 Financial Statements be included in the Company’s Annual Report on Form 10-K, for the 2010 fiscal year, and that KPMG LLP be selected as the independent registered public accounting firm for the Company for fiscal 2011.

Submitted by the Audit Committee of the Board of Directors:

Louis Mucci, Chairman

Mary Lou Fiala

Virginia Kent

William Reisler

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Our Board of Directors has adopted a policy to provide a process for holders of our securities to send written communications to our Board. Any stockholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:

•	stockholder’s name, number and type of securities owned, length of period held, and proof of ownership;

•	name, age, business and residential address of stockholder; and

•	any individual Director or committee to which the stockholder would like to have the written statement and other information sent.

The Corporate Secretary, or his or her designee, will collect and organize all of such stockholder communications as he or she deems appropriate and, at least once each year, forward these materials to the Chairman of the Board, any Committee Chair or individual Director. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials.

SELECTION OF NOMINEES FOR THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board candidates to serve as members of the Board. The Nominating and Corporate Governance Committee has not adopted specific, minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board, but rather, each nominee is individually evaluated based on his or her individual merits, taking into account our needs and the composition of the Board. The Nominating and Corporate Governance Committee seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields. The Nominating and Corporate Governance Committee has not adopted a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The Nominating and Corporate Governance Committee will consider candidates submitted by a variety of sources including, without limitation, incumbent directors, stockholders and our management. Periodically, the Company has engaged independent third party search firms to assist the Company in identifying and evaluating qualified Board candidates. The Nominating and Corporate Governance Committee anticipates that it will engage and pay fees to a third party search firm to assist with the search for the successor to Ms. Savitt.

In all cases, members of the Nominating and Corporate Governance Committee discuss and evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors in detail, and suggest individuals qualified to serve on the Board to explore in more depth. Once a candidate is identified whom the Nominating and Corporate Governance Committee wants to seriously consider and move toward nomination, the Chairman of the Nominating and Corporate Governance Committee, or his or her designee, meets with that nominee to evaluate his or her potential interest in serving on the Board and sets up interviews with the full Nominating and Corporate Governance Committee.

Any stockholder or interested party wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:

•	stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	name, age and address of candidate;

•

a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (for example, memberships on other boards and committees, charitable foundations and the like);

•	a supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his or her ability to serve on the Board;

•	any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of Directors;

•	a description of any arrangements or understandings between the stockholder and the candidate;

•	any other information that would be useful to the Committee in considering the candidate; and

•	a signed statement from the candidate, confirming his or her willingness to serve on the Board.

The Corporate Secretary will promptly forward such materials to the Nominating and Corporate Governance Committee Chair and the Chairman of the Board. The Corporate Secretary will also maintain copies of such materials for future reference by the Nominating and Corporate Governance Committee when filling Board positions. The same criteria applies with respect to the Nominating and Corporate Governance Committee’s evaluation of all candidates for membership to the Board. However, separate procedures will apply, as provided in the bylaws, if a stockholder wishes to submit at an annual meeting a director candidate who is not approved by the Nominating and Corporate Governance Committee or the full Board.

STOCKHOLDER PROPOSALS

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as Directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or between January 13, 2012 and February 12, 2012, in the case of the 2012 annual meeting. However, in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Stockholder proposals intended to be presented at the 2012 annual meeting must be received by the Company at its principal executive office no later than December 10, 2011 in order to be eligible for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

OTHER MATTERS

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

By Order of the Board of Directors

Tina Klocke

Chief Operations and Financial Bear, Treasurer and Secretary

APRIL 8, 2011

APPENDIX A

DIRECTIONS TO THE COMPANY’S WORLD BEARQUARTERS

1954 INNERBELT BUSINESS CENTER DRIVE

ST. LOUIS, MISSOURI 63114

Build-A-Bear Workshop’s World Bearquarters is located at 1954 Innerbelt Business Center Drive. Signs will be posted in the parking lot to direct you to the appropriate entrance.

FROM LAMBERT INTERNATIONAL AIRPORT

Take I-70 east and merge onto I-170 south via Exit 238B. Take the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM DOWNTOWN ST. LOUIS OR ILLINOIS

Take I-70 west and merge onto I-170 south via Exit 238B. Take the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM NORTH COUNTY LOCATIONS

Take I-170 south to the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM SOUTH COUNTY LOCATIONS

Take I-270 north to I-64/US-40 east via Exit 12. Merge onto I-170 north. Take the Page Avenue exit, Exit 4. Turn left onto Page Avenue and turn right onto Innerbelt Business Center Drive.

FROM WEST COUNTY LOCATIONS

Take I-64/US-40 east and merge onto I-170 north. Take the Page Avenue exit, Exit 4. Turn left onto Page Avenue and turn right onto Innerbelt Business Center Drive.

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

BUILD-A-BEAR WORKSHOP, INC.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

                95532

▼   FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3, FOR EVERY 1 YEAR ON PROPOSAL 4, AND “FOR” PROPOSAL 5.	Please mark your votes as indicated in this example	☒

		FOR ALL NOMINEES	WITHHOLD ALL	FOR ALL EXCEPT (see below)			FOR	AGAINST	ABSTAIN
1.	To elect three Directors Nominees: 01 Maxine Clark 02 Virginia Kent 03 Louis Mucci	☐	☐	☐	2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year.		☐	☐	☐
					3. Advisory vote on executive compensation.		☐	☐	☐

						1 YEAR	2 YEARS	3 YEARS	ABSTAIN
Instructions: Withhold for the nominees you list below: (Write that nominee’s name in the space provided below.)					4. Advisory vote on the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐

							FOR	AGAINST	ABSTAIN
					5. To transact such other business as may properly come before the meeting or any adjournments thereof.		☐	☐	☐

I PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Build-A-Bear Workshop, Inc. account online.

Access your Build-A-Bear Workshop, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Build-A-Bear Workshop, Inc., now makes it easy and convenient to get current information on your shareholder account.

— View account status	— View payment history for dividends
— View certificate history	— Make address changes
— View book-entry information	— Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: https://materials.proxyvote.com/120076

▼  FOLD AND DETACH HERE  ▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF BUILD-A-BEAR WORKSHOP, INC.

The undersigned hereby appoints Chairman and Chief Executive Bear Maxine Clark and Chief Operations and Financial Bear, Treasurer and Secretary Tina Klocke, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Build-A-Bear Workshop, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on May 12, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	95532